As filed with the Securities and Exchange Commission on May12, 2014

REGISTRATION NO. 333-165972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNET MEDIA SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	5960	22-3956444
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1507 7th Street, #425
Santa Monica, CA 90401
(310) 295-1922
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive officer)

Raymond Meyers
Chief Executive Officer
1507 7th Street, #425
Santa Monica, CA 90401
(310) 295-1922
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Law Office of Gary A Agron
 5445 DTC Pkwy, Suite 520
 Greenwood Village, CO 80111
(303) 770-7254

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed
	Amount to	Proposed	Maximum
Title of Each Class	be	Maximum	Aggregate	Amount of
of Securities to be	Registered	Offering Price	Offering Price	Registration
Registered	(1)	per Share ($)	($)(2)	Fee($)
Shares of Common
Stock, par value	6,570,951,000	$.0014	$9,199,331	$1,185
$0.001

1	6,570,951,000 shares are being offered by a direct offering at the price of $.0014 per share.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act, based upon the fixed price of the direct offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED MAY 12, 2014
INTERNET MEDIA SERVICES, INC.
6,570,951,000 Shares of Common Stock

We are registering 6,570,951,000 shares of our common stock, par value $0.001 per share for sale by the selling stockholders set forth herein. Of such shares:

•
Up to 5,740,000,000 are issuable upon conversion of $350,000 of the senior convertible notes issued to Cobrador Multi-Strategy Partners LP between June 2013 and May 2014 (collectively, the “Cobrador Notes”) and upon exercise of the warrants issued in conjunction with the Cobrador Notes (the “Cobrador Warrants”), subject to the terms and conditions of said Cobrador Notes and Cobrador Warrants.  Under the current terms of the Cobrador Notes and Cobrador Warrants, Cobrador Multi-Strategy Partners LP does not have the right to beneficially own (through the conversion of Cobrador Notes or the exercise of Cobrador Warrants) more than 4.99% of our outstanding shares of common stock within sixty (60) days following the date of this Registration Statement.  Such aggregate amount of shares as of the date of this Registration Statement is based on (i) 110% of the number of shares of common stock initially issuable upon conversion of the Cobrador Notes, and (ii) the number of other shares of common stock otherwise initially issuable upon exercise of the Cobrador Warrants.  In addition to both economic and customary anti-dilution adjustments, the conversion price of the Cobrador Notes and the exercise prices of and number of shares issuable pursuant to the Cobrador Warrants are subject to additional adjustments including, but not limited to stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, and the results of the Measuring Period (80% of the average of the Volume Weighted Average Price (VWAP) for the 10 trading days immediately following the date that the Registration Statement covering the resale of all the shares underlying the Notes and Warrants is declared effective).  The conversion price of the Cobrador Notes and Cobrador Warrants are subject to a floor price of $0.00015 per share.  For the purposes of this Registration Statement, no Measuring Period adjustments were assumed.

•
88,704,000 shares of common stock and 324,296,000 shares of common stock that are issuable upon exercise of warrants issued to National Securities Corporation (the “Advisory Agents”) and their designees in connection with their Investment Banking agreement with us and having served as advisory agents for our January 7, 2014 acquisition of U-Vend Canada, Inc. assuming the Warrant Share Adjustment occurs upon expiration of the Measuring Period.

•
19,176,000 shares of common stock and 216,975,000 shares of common stock issuable upon exercise of warrants issued to Automated Retail Leasing Partners, LLP (the “ARLP Warrants”) and their designees in connection with providing certain equipment leases to the Company.  Such aggregate amount of shares calculated by the Company as of the date of this Registration Statement is based on 110% of the number of shares of common stock issuable upon exercise of the ARLP Warrants.

•
82,600,000 shares of common stock and 99,200,000 shares of common stock issuable upon exercise of warrants (the “Calicchia Warrants”) issued to Vince Calicchia in connection with investment banking activities from April 2013 through April 2014.  Vince Calicchia is an employee and affiliate of National Securities.

 The Cobrador Notes are referred to collectively in this prospectus as the “Notes.”  The Cobrador Warrants, Advisory Warrants, ARLP Warrants, and Calicchia Warrants are referred to collectively in this prospectus as the “Warrants.”

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in connection with the exercise of the Warrants, if they are exercised for cash. The selling stockholders will sell the shares of common stock in accordance with the “Plan of Distribution” set forth in this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently traded in the over-the-counter market and is quoted on the OTCPinks under the symbol   “ ITMV”. On April 30, 2014, the closing price for our common stock was $0.0014.

In April 2014, the Company submitted an application to FINRA to change the name and stock symbol of the Company, and to effect a 1 for 200 stock split of its common stock.  The Company has requested an effective date of May 16, 2014 for these actions.  This prospectus does not reflect the effect of these actions.

The shares being registered and other disclosures throughout this prospectus reflect the following amendments to the agreements previously disclosed:

1.
On April 30, 2014, the Exchange of Securities Agreement by and among Internet Media Services, Inc. and U-Vend Canada Inc. effective January 7, 2014, was amended to reflect the proposed reverse stock split ratio of 1 for 200.  The January 2014 Agreement used an estimated reverse stock ratio of 1 for 133.

2.
Once the reverse stock split is effective, we anticipate amending the first three issued Cobrador notes and warrant agreements to reflect the proposed stock split ratio of 1 for 200.  A reverse stock split ratio of 1 for 50 and 1 for 133 was used in the first three Cobrador notes and warrants.  However, for the purposes of this registration statement we have adjusted the shares being registered under the Cobrador Notes to be reflective of the 1 for 200 reverse stock split.

The purchase of the securities offered through this prospectus involves a high degree of risk. See the section of this prospectus entitled “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is May 12, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. A prospectus supplement may add, update or change information contained in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus contains “forward-looking statements.” These forward-looking statements are contained principally in the sections titled “Risk Factors,” “ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

The forward-looking statements herein represent our expectations, beliefs, plans, intentions or strategies concerning future events, including, but not limited to: our future financial performance; our future operations; our competitive advantages; our brand image; our ability to meet market demands; the sufficiency of our resources in funding our operations; and our liquidity and capital needs.

Our forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Moreover, our forward-looking statements are subject to various known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.

Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PROSPECTUS DELIVERY REQUIREMENTS

Until _______, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

PROSPECTUS SUMMARY

This summary provides an overview of all material information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares our selling stockholders are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements appearing elsewhere in this prospectus.

Unless the context otherwise requires, references in this prospectus to, “Internet Media Services,” “Internet Media,” “U-Vend”, “Company,” “we,” “our” and “us” refers to Internet Media Services, Inc., a Delaware corporation and its subsidiaries.

Business Overview

On January 7, 2014, we entered into an Exchange of Securities Agreement (“Agreement”) with U-Vend Canada, Inc. and the shareholders of U-Vend Canada, Inc.  U-Vend Canada, Inc. together with its wholly owned subsidiary, U-Vend USA LLC (collectively, “U-Vend”), is in the business of developing, marketing and distributing co-branded self-serve electronic kiosks, mall/airport co-branding islands, and digital advertising solutions throughout North America.

U-Vend Canada, Inc. was established in May 2009, and its subsidiary U-Vend USA LLC was formed in April 2010.  U-Vend is in the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. U-Vend has four market segments; Environmental, Retail, Service and Mall/Airport Islands with a primary focus on Environmental and Retail.  U-Vend seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, U-Vend owns and operates its kiosks but intends to also provide the kiosks, through a distributor relationship, to entrepreneurs wanting to own their own business.  As of April 30, 2014, U-Vend owned and operated 48 kiosks in the greater Chicago, IL area and markets products supplied by its co-branding partners.

U-Vend’s “next-generation” vending kiosks incorporates advanced wireless technology, creative concepts, and ease of management.  All kiosks have been designed to be tech-savvy and can be managed on line 24 hours a day/7 days a week, accepting traditional cash input as well as credit and debit cards.  Host locations and suppliers have been drawn to U-Vend’s concept of product vending based on the advantages of reduced labor and lower product theft as compared to non-kiosk merchandising platforms.

U-Vend has developed solutions for the marketing of products through a variety of kiosk offerings.  These offerings include kiosks oriented for product recycling, solar powered waste bins, and cell phone charging kiosks.  U-Vend offers digital LCD monitors to most makes and models of their kiosk program. This allows the ability to offer digital advertising as a national and/or local loop basis and a corresponding additional revenue stream for U-Vend.  U-Vend has also designed a Mall and Airport Multipurpose Island, taking several of the self-serve kiosks and then bundled them into an "island", all in one central location, creating a destination concept within a mall and/or airport setting. The island is always partnered with a co-branding anchor as part of the overall concept.

Principal Executive Offices

Our mailing address for our executive offices is 1507 7th Street, Unit 425, Santa Monica, CA 90401 and our telephone number is (310) 295-1922.  Our website is www.u-vend.com . Information contained on our website does not constitute part of this prospectus.

The Offering

Common stock offered by selling stockholders		6,570,951,000 shares of common stock. (1)
Common stock outstanding on April 30, 2014		1,601,881,515 shares of common stock. (2)
Terms of the Offering		The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.
Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. We may receive proceeds in connection with the exercise of the Warrants, if exercised for cash. We intend to use any such proceeds for working capital and other general corporate purposes. There is no assurance that any of the Warrants will ever be exercised for cash, if at all.

Risk Factors

The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. Risk Factors relating to our business and prospects include:

	·	the limited operating history with our current business; significant losses incurred to date and “ going concern ” explanatory paragraph in our auditors’ report;
	·	the need for substantial additional financing to become commercially viable;
	·	restrictions on incurring additional debt and pledging our assets;
	·	dependence upon the successful development, commercial launch and acceptance of our planned products and in the successful license of our technology;
	·	effectiveness of the Company’s marketing strategy;
	·	competition; and
	·	our reliance on key members of management.

(1)
Of the 6,570,951,000 shares registered hereunder, up to 5,740,000,000 shares are issuable to Cobrador Multi-Strategy Partners LP upon conversion of the Cobrador Notes (up to 1,540,000,000 shares) and upon exercise of the Cobrador Warrants (up to 4,200,000,000 shares), subject to the terms and conditions of said Cobrador Notes and Cobrador Warrants, calculated by the Company as of the date of this registration statement based on 110% of the total number of shares of common stock issuable upon conversion of the Cobrador Notes and the number of other shares of common stock issuable pursuant to the Notes.  This prospectus also covers (i) 88,704,000 shares of common stock owned by National Securities, and 324,296,000 shares of common stock issuable upon exercise of the Advisory Warrants for National Securities, (ii) 82,600,000 shares of common stock owned by Vince Calicchia and 99,200,000 shares of common stock issuable upon exercise of the Calicchia Warrants, and (iii) 19,176,000 shares of common stock owned by ARLP and 216,975,000 shares of common stock representing 110% of the shares initially issuable upon exercise of the ARLP Warrants.

(2)
Does not include (i) 2,666,667 shares of common stock issuable upon the exercise of outstanding warrants from the 2010 through 2012 Internet Media Services private placements of securities, (ii) 350,133,800 shares of common stock issuable upon the exercise of outstanding warrants held by the pre-acquisition U-Vend Canada shareholders, (iii) 148,638,200  shares of common stock issuable upon the conversion of outstanding convertible notes (excluding the Cobrador Notes), (iv) 2,130,000 shares of common stock issuable upon exercise of stock options granted under the Company’s 2011 Equity Incentive Plan, (v) 2,870,000 additional shares of common stock reserved for issuance under the Company’s 2011 Equity Incentive Plan, and (vi) 904,570,000 shares of common stock issuable under certain earn-out provisions of the January 2014 Exchange of Securities Agreement between Internet Media Services, Inc and U-Vend Canada, Inc.  .

SUMMARY FINANCIAL INFORMATION

The following summary selected condensed consolidated financial information as of and for the years ended December 31, 2013 and 2012, have been derived from our audited financial statements. The condensed consolidated financial information set forth below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus.

	For the Years Ended December 31,
	2013	2012
Consolidated Statement of Operations Data:
Sales, net	$-	$-
Operating Loss	$(339,885)	$(242,506)
Other income (expense)	(68,209)	(142,449)
Loss before income taxes	(408,094)	(384,955)
Income tax provision	(2,200)	(4,185)
Loss from continued operations	(410,294)	(389,140)
Income (loss) from Discontinued Operation	23,013	(37,858)
Net Loss	(387,281)	(426,998)
Loss per share, basic and diluted	$(0.01)	$(0.02)
Weighted average shares outstanding	71,373,884	24,313,958

	December 31,
	2013	2012
Balance Sheet Data:
Cash and cash equivalents	$14,620	$1,262
Total assets	$197,603	$226,983
Total liabilities	$526,690	$818,540
Total stockholders’ deficiency	(329,087)	(591,557)
Total liabilities and stockholders’ deficiency	$197,603	$226,983

RECENT DEVELOPMENTS

Reverse Stock Split, Name and Stock Symbol Change

On April 10, 2014, our Board of Directors approved a 1-for-200 reverse stock split of our outstanding shares of common stock, the change of our corporate name to U-Vend, Inc., and obtaining a new stock symbol.  These actions were approved by the holders of a majority of the outstanding shares of our common stock  We have submitted a request to FINRA that the reverse stock split, change of the company name, and new stock symbol become effective on May 16, 2014.  Since the filing date of this Form S-1 precedes the proposed effective date (May16, 2014) we have not prepared the financial and share information in this prospectus giving effect to the 1-for-200 reverse split.

RISK FACTORS

An investment in our securities is subject to numerous risks, including the Risk Factors described below. Our business, operating results or financial condition could be materially adversely affected by any of the following risks.  The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also materially affect our business. In such case, we may not be able to proceed with our planned operations and your investment may be lost entirely. The trading price of our common stock could decline due to any of these risks.  In assessing these risks, you should also refer to the other information contained or incorporated by reference in this Form S-1, including our financial statements.  An investment in our securities should only be acquired by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

We have a limited operating history and may not be able to achieve financial or operational success.

We were founded in March 2007, initiated our first operating business in October 2009, exited from our first operating business in March 2013, and acquired our most recent operating business in January 2014.  We have a limited operating history with respect to this or any newly acquired business.  As a result, we may not be able to achieve sustained financial or operational success, given the risks, uncertainties, expenses, delays and difficulties associated with an early-stage business in an evolving market.

Our growth strategy includes acquisitions that entail significant execution, integration and operational risks.

We are pursuing a growth strategy based in part on acquisitions, with the objective of creating a combined company that we believe can achieve increased cost savings and operating efficiencies through economies of scale especially in the integration of administrative services.  We will seek to make additional acquisitions in the future to increase our revenue.

This growth strategy involves significant risks. There is significant competition for acquisition targets in our markets. Consequently, we may not be able to identify suitable acquisitions or may have difficulty finding attractive businesses for acquisition at reasonable prices. If we are unable to identify future acquisition opportunities, reach agreement with such third parties or obtain the financing necessary to make such acquisitions, we could lose market share to competitors who are able to make such acquisitions. This loss of market share could negatively impact our business, revenues and future growth.

Even if we are able to complete acquisitions, we may be unable to achieve the anticipated benefits of a particular acquisition, the anticipated benefits may take longer to realize than expected, or we may incur greater costs than expected in attempting to achieve anticipated benefits.

Any acquisition we make carries risks which could result in an adverse effect on our financial condition.  These risks include:

□	diversion of our attention from normal daily operations of our vending business to acquiring and assimilating new businesses;
□	the use of substantial portions of any cash we have available;
□	failure to understand the needs and behaviors of users for a newly acquired business or other product;
□	redundancy or overlap between existing products and services, on the one hand, and acquired products and services, on the other hand;
□	difficulty assimilating operations, technologies, products and policies of acquired businesses; and
□	assuming liabilities, including unknown and contingent liabilities, of acquired businesses.

If we are unable to develop and market new product offerings or fail to predict or respond to emerging trends, our revenue and any profitability will suffer.

Our future success will depend in part on our ability to modify or enhance our product offerings marketed through our vending kiosks to meet users’ demands.  If we are unable to predict preferences or industry changes, or if we are unable to modify our product offerings in a timely manner, we may lose revenue. New products may be dependent upon our ability to enter into new relationship with suppliers, which we may not be able to obtain in a timely manner, upon terms acceptable to us, or at all. We spend significant resources developing and enhancing our product offerings. However, new or enhanced product offerings may not be accepted by users. If we are unable to successfully source and market new product offerings in a timely and cost-effective manner, our revenue and any profitability will suffer.

If we fail to develop and diversify product offerings, we could lose market share.

The market for selling products through vending kiosks has a low barrier to entry which creates a high level of competition.  To remain competitive, we must continue to find, market, and sell new products through our vending kiosks.  The time, expense and effort associated with such development may be greater than anticipated, and any products actually introduced by us may not achieve consumer acceptance. Furthermore, our efforts to meet changing customer needs may require the development or licensing of products at great expense. If we are unable to develop and bring to market additional products, we could lose market share to competitors, which could negatively impact our business, revenues and future growth.

The increased security risks of online advertising and e-commerce may cause us to incur significant expenses and may negatively impact our credibility and business.

A significant prerequisite of online commerce, advertising, and communications is the secure transmission of confidential information over public networks. Concerns over the security of transactions conducted on the Internet, consumer identity theft and user privacy have been significant barriers to growth in consumer use of the Internet, online advertising, and e-commerce. A significant portion of our sales is billed directly to our customers’ credit card accounts. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information. Encryption technology scrambles information being transmitted through a channel of communication to help ensure that the channel is secure even when the underlying system and network infrastructure may not be secure. Authentication technologies, the simplest example of which is a password, help to ensure that an individual user is who he or she claims to be by “authenticating” or validating the individual’s identity and controlling that individual’s access to resources. Despite our implementation of security measures, however, our computer systems may be potentially susceptible to electronic or physical computer break-ins, viruses and other disruptive harms and security breaches. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may specifically compromise our security measures. Any perceived or actual unauthorized disclosure of personally identifiable information regarding website visitors, whether through breach of our network by an unauthorized party, employee theft or misuse, or otherwise, could harm our reputation and brands, substantially impair our ability to attract and retain our audiences, or subject us to claims or litigation arising from damages suffered by consumers, and thereby harm our business and operating results. If consumers experience identity theft after using any of our websites, we may be exposed to liability, adverse publicity and damage to our reputation. To the extent that identity theft gives rise to reluctance to use our websites or a decline in consumer confidence in financial transactions over the Internet, our businesses could be adversely affected. Alleged or actual breaches of the network of one of our business partners or competitors whom consumers associate with us could also harm our reputation and brands. In addition, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding the unauthorized disclosure of personal information. For example, California law requires companies that maintain data on California residents to inform individuals of any security breaches that result in their personal information being stolen. Because our success depends on the acceptance of online services and e-commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Internet fraud has been increasing over the past few years, and fraudulent online transactions, should they continue to increase in prevalence, could also adversely affect the customer experience and therefore our business, operating results and financial condition.

We depend on key management, product management, technical and marketing personnel for continued success.

Our success and future growth depend, to a significant degree, on the skills and continued services of our management team, including Paul Neelin, our Chief Operations Officer and Raymond Meyers, our Chief Executive Officer.  Our ongoing success also depends on our ability to identify, hire and retain skilled and qualified technical and marketing personnel in a highly competitive employment market.  As we develop and acquire new products and services, we will need to hire additional employees.  Our inability to attract and retain well-qualified managerial, technical and sales and marketing personnel may have a negative effect on our business, operating results and financial condition.

We may be required to seek additional funding, and such funding may not be available on acceptable terms or at all.

We may need to obtain additional funding due to a number of factors beyond our expectations or control, including a shortfall in revenue, increased expenses, increased need for working capital due to growth, increased investment in capital equipment or the acquisition of businesses, services or technologies. If we do need to obtain funding, it may not be available on acceptable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we were able to find outside funding sources, we might be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We may also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our services, defer or cancel expansion or acquisition plans or cease operations in certain jurisdictions or completely.

The termination, non-renewal or renegotiation on materially adverse terms of our contracts or relationships with one or more of our significant host locations, product suppliers and partners could seriously harm our business, financial condition and results of operations.

The success of our business depends in large part on our ability to maintain contractual relationships with our host locations in profitable locations.  Our typical host location agreement ranges from one to three years and automatically renews until we or the retailer gives notice of termination.  Certain contract provisions with our host locations vary, including product and service offerings, the commission fees we are committed to pay each host location, and the ability to cancel the contract upon notice after a certain period of time. We strive to provide direct and indirect benefits to our host locations that are superior to, or competitive with, other providers or systems or alternative uses of the floor space that our kiosks occupy. If we are unable to provide our retailers with adequate benefits, we may be unable to maintain or renew our contractual relationships on acceptable terms, causing our business, financial condition and results of operations to suffer.

If we cannot execute on our strategy and offer new automated retail products and services.

Our strategy is based upon leveraging our core competencies in the automated retail space to provide the consumer with convenience and value and to help retailers drive incremental traffic and revenue. To be competitive, we need to develop, or otherwise provide, new product and service offerings that are accepted by the market and establish third-party relationships necessary to develop and commercialize such product and service offerings. We are exploring new businesses to enter, and new products and services to offer, however, the complexities and structures of these new businesses could create conflicting priorities, constrain limited resources, and negatively impact our core businesses. We may use our financial resources and managements’ time and focus to invest in other companies offering automated retail services, or we may seek to grow businesses organically, or we may seek to offer new products on our current kiosks.  We may enter into joint ventures through which we may expand our product offerings.  Any new business opportunity also may have its own unique risks related to operations, finances, intellectual property, technology, legal and regulatory issues, corporate governance or other challenges, for which we may have limited or no prior experience. In addition, if we fail to timely establish or maintain relationships with significant retailers and suppliers, we may not be able to provide our consumers with desirable new products and services. Further, in order to develop and commercialize certain new products and services, we will need to create new kiosks or enhance the capabilities of our current kiosks, as well as adapt our related networks and systems through appropriate technological solutions, and establish market acceptance of such products or services. We cannot assure you that new products or services that we provide will be successful or profitable.

Failure to adequately comply with information security policies or to safeguard against breaches of such policies could adversely affect our operations and could damage our business, reputation, financial position and results of operations.

As our business expands to provide new products and services, we are increasing the amount of consumer data that we collect, transfer and retain as part of our business. These activities are subject to laws and regulations, as well as industry standards, in the United States and other jurisdictions in which our products and services are available. These requirements, which often differ materially and sometimes conflict among the many jurisdictions in which we operate, are designed to protect the privacy of consumers’ personal information and to prevent that information from being inappropriately used or disclosed. We maintain and review technical and operational safeguards designed to protect this information and generally require third party vendors and others with whom we work to do so as well. However, despite those safeguards, it is possible that hackers, employees acting contrary to our policies, third-party agents or others could improperly access relevant systems or improperly obtain or disclose data about our consumers, or that we may be determined not to be in compliance with applicable legal requirements and industry standards for data security, such as the Payment Card Industry guidelines. A breach or purported breach of relevant security policies that compromises consumer data or determination of non-compliance with applicable legal requirements or industry standards for data security could expose us to regulatory enforcement actions, card association or other monetary fines or sanctions, or contractual liabilities, limit our ability to provide our products and services, subject us to legal action and related costs and damage our business reputation, financial position, and results of operations.

Litigation, arbitration, mediation, regulatory actions, investigations or other legal proceedings could result in material rulings, decisions, settlements, fines, penalties or publicity that could adversely affect our business, financial condition and results of operations.

Our industry has in the past been, and may in the future continue to be, party to class actions, regulatory actions, investigations, arbitration, mediation and other legal proceedings. The outcome of such proceedings is often difficult to assess or quantify. Plaintiffs, regulatory bodies or other parties may seek very large or indeterminate amounts of money from us or substantial restrictions on our business activities, and the results, including the magnitude, of lawsuits, actions, settlements, decisions and investigations may remain unknown for substantial periods of time. The cost to defend, settle or otherwise finalize lawsuits, regulatory actions, investigations, arbitrations, mediations or other legal proceedings may be significant and such proceedings may divert management’s time.  In addition, there may be adverse publicity associated with any such developments that could decrease consumer acceptance of our products and services. As a result, litigation, arbitration, mediation, regulatory actions or investigations involving us may adversely affect our business, financial condition and results of operations

We are subject to substantial federal, state, local and foreign laws and government regulation specific to our business.

Our business is subject to federal, state, local and foreign laws and government regulation, including those relating to copyright law, access to kiosks in public places, consumer privacy and protection, data protection and information security, taxes, vehicle safety, weights and measures, payment cards and other payment instruments, food and beverages, sweepstakes, and contests. The application of existing laws and regulations, changes in laws or enactment of new laws and regulations, that apply, or may in the future apply, to our current or future products or services, changes in governmental authorities’ interpretation of the application of various government regulations to our business, or the failure or inability to gain and retain required permits and approvals could materially and adversely affect our business.

In addition, many jurisdictions require us to obtain certain licenses in connection with the operations of our businesses. There can be no assurance that we will be granted all necessary licenses or permits in the future, that current licenses or permits will be renewed or that regulators will not revoke current licenses or permits. Given the unique nature of our business and new products and services we may develop or acquire in the future, the application of various laws and regulations to our business is uncertain. Further, as governmental and regulatory scrutiny and action with regard to many aspects of our business increase, we expect that our costs of complying with the applicable legal requirements may increase, perhaps substantially.

Failure to comply with these laws and regulations could result in, among other things, revocation of required licenses or permits, loss of approved status, termination of contracts, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events, as well as the increased cost of compliance, could materially adversely affect our business, financial condition and results of operations.

If we cannot manage our growth effectively, we could experience a material adverse effect on our business, financial condition and results of operations.

As we begin to scale our business we may make errors in predicting and reacting to relevant business trends, which could have a material adverse effect on our business, financial condition and results of operations. For example, we may, among other things, over-install kiosks in certain geographic areas leading to non-accretive installations, and we cannot be certain that historical revenue ramps for new kiosks will be sustainable in the future.

This growth may place significant demands on our operational, financial and administrative infrastructure and our management. As our operations grow in size, scope and complexity, we anticipate the need to integrate, as appropriate, and improve and upgrade our systems and infrastructure, both those relating to providing attractive and efficient consumer products and services and those relating to our administration and internal systems, processes and controls.  This integration and expansion of our administration, processes, systems and infrastructure may require us to commit and will continue to cause us to commit, substantial financial, operational and technical resources to managing our business.

Managing our growth will require significant expenditures and allocation of valuable management and operational resources. If we fail to achieve the necessary level of efficiency in our organization, including otherwise effectively growing our business lines, our business, operating results and financial condition could be harmed.

Conversion of our convertible notes into common stock could result in additional dilution to our stockholders.

Upon satisfaction of certain conversion conditions (including conditions outside of our control, such as market price or trading price) and proper conversion of the Notes by a holder, we may be required to deliver shares of our common stock to a converting holder.  If additional shares of our common stock are issued due to conversion of some or all of the outstanding Notes, the ownership interests of existing stockholders would be diluted. Further, any sales in the public market of any shares of common stock issued upon conversion or hedging or arbitrage trading activity that develops due to the potential conversion of the Notes could adversely affect prevailing market prices of our common stock.

Competitive pressures could seriously harm our business, financial condition and results of operations.

The nature and extent of consolidations and bankruptcies, which often occur during or as a result of economic downturns, in markets where we install our kiosks, particularly the supermarket and other retailing industries, could adversely affect our operations, including our competitive position, as the number of installations and potential retail users of our kiosks could be significantly reduced. See the risk factor below entitled, “Events outside of our control, including the current economic environment, has negatively affected, and could continue to negatively affect, consumers’ use of our products and services.”

Our business can be adversely affected by severe weather, natural disasters and other events beyond our control, such as earthquakes, fires, power failures, telecommunication loss and terrorist attacks.

A catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could harm our ability to conduct normal business operations and our operating results. While we have taken steps to protect the security of critical business processes and systems and have established certain back-up systems and disaster recovery procedures, any disruptions, whether due to inadequate back-up or disaster recovery planning, failures of information technology systems, interruptions in the communications network, or other factors, could seriously harm our business, financial condition and results of operations.

In addition, our operational and financial performance is a direct reflection of consumer use of and the ability to operate and service our kiosks used in our business. Severe weather, natural disasters and other events beyond our control can, for extended periods of time, significantly reduce consumer use of our products and services as well as interrupt the ability of our employees and third-party providers to operate and service our kiosks.

Our failure to meet consumer expectations with respect to pricing our products and services may adversely affect our business and results of operations.

Demand for our products and services may be sensitive to pricing changes. We evaluate and update our pricing strategies from time to time, and changes we institute may have a significant impact on, among other things, our revenue and net income.

We may be unable to attract new host locations, broaden current host relationships, and penetrate new markets and distribution channels.

In order to increase our kiosk installations, we need to attract new host locations, broaden relationships with current host locations, and develop operational efficiencies that make it feasible for us to penetrate low density markets and new distribution channels.  We may be unable to attract host locations or drive down costs relating to the manufacture, installation or servicing of our kiosks to levels that would enable us to operate profitably in lower density markets or penetrate new distribution channels. If we are unable to do so, our future financial performance could be adversely affected.

Payment of increased fees to host locations or other third party service providers could negatively affect our business results.

We face ongoing pricing pressure from our host locations to increase the commission fees we pay to them on our products and services or to make other financial concessions to win or retain their business. If we are unable to respond effectively to ongoing pricing-related pressures, we may fail to win or retain certain accounts. Our fee arrangements are based on our evaluation of unique factors with each retailer, such as total revenue, long-term, non-cancelable contracts, installation of our kiosks in high-traffic, geographic locations and new product and service commitments. Together with other factors, an increase in service fees paid, or other financial concessions made, to our retailers could significantly increase our direct operating expenses in future periods and harm our business.

Events outside of our control, including the current economic environment, have negatively affected, and could continue to negatively affect, consumers’ use of our products and services.

Our consumers’ use of many of our products and services is dependent on discretionary spending, which is affected by, among other things, economic and political conditions, consumer confidence, interest and tax rates, and financial and housing markets. With economic uncertainty still affecting potential consumers, we may be impacted by more conservative purchasing tendencies with fewer non-essential products and services purchases during the coming periods if the current economic environment continues. In addition, because our business relies in part on consumers initially visiting host locations to purchase products and services that are not necessarily our products and services, if consumers are visiting retailers less frequently and being more careful with their money when they do, these tendencies may also negatively impact our business.  Further, our ability to obtain additional funding in the future, if and as needed, through equity issuances or loans, or otherwise meet our current obligations to third parties, could be adversely affected if the economic environment continues to be difficult. In addition, the ability of third parties to honor their obligations to us could be negatively impacted, as retailers, suppliers and other parties deal with the difficult economic environment. Finally, there may be consequences that will ultimately result from the current economic conditions that are not yet known, and any one or more of these unknown consequences (as well as those currently being experienced) could potentially have a material adverse effect on our financial condition, operating results and liquidity, as well as our business generally.

Our future operating results may fluctuate.

Our future operating results will depend significantly on our ability to continue to drive new and repeat use of our kiosks, our ability to develop and commercialize new products and services, and our ability to successfully integrate acquisitions and other third-party relationships into our operations. Our operating results could fluctuate and may continue to fluctuate based upon many factors, including:

•	fluctuations in revenue generated by kiosk businesses;

•	fluctuations in operating expenses, such as transaction fees and commissions we pay to our host locations;

•	our ability to establish or maintain effective relationships with significant partners, host locations and suppliers on acceptable terms;

•	the amount of service fees that we pay to our host locations;

•	the transaction fees we charge consumers to use our services;

•	the commercial success of our host locations, which could be affected by such factors as general economic conditions, severe weather or strikes;

•	the successful use and integration of assets and businesses acquired or invested in;

•	the level of product and price competition;

•	the timing and cost of, and our ability to develop and successfully commercialize, new or enhanced products and services;

•	activities of, and acquisitions or announcements by, competitors; and;

•	the impact from any impairment of inventory, goodwill, fixed assets or intangibles related to our acquisitions and divestitures.

We depend upon third-party manufacturers, suppliers and service providers for our kiosks.

We depend on outside parties to manufacture our kiosks. We intend to continue to expand our installed base of kiosks. Such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Third-party manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in demand for our kiosks or our manufacturing needs are not met in a timely and satisfactory manner, we may be unable to meet demand due to manufacturing limitations which could seriously harm our business, financial condition and results of operations.

In addition, we rely on third-party service providers for substantial support and service efforts that we currently do not provide directly.  Any failure by us to maintain our existing support and service relationships or to establish new relationships on a timely basis or on acceptable terms could harm our business, financial condition and results of operations.

Risks Related to our Securities

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded, its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including:

·	the trading volume of our shares;
·	the number of securities analysts, market-makers and brokers following our common stock;
·	changes in, or failure to achieve, financial estimates by securities analysts;
·	new products or services introduced or announced by us or our competitors;
·	actual or anticipated variations in quarterly operating results;
·	conditions or trends in our business industries;
·	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
·	additions or departures of key personnel;
·	sales of our common stock; and
·	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, our shares are currently traded on the OTC Bulletin Board and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Our common stock may be considered “penny stock”, further reducing its liquidity.

Our common stock may be considered “penny stock”, which will further reduce the liquidity of our common stock.  Our common stock is likely to fall under the definition of “penny stock,” trading in the common stock is limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock, thereby further reducing the liquidity of our common stock.

"Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

□	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
□	All compensation received by the broker-dealer in connection with the transaction;
□	Current quotation prices and other relevant market data; and a Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors and executive officers will continue to exert significant control over our future direction, which could reduce the sale value of our Company.

As of April 30, 2014 our Board of Directors and our executive officers own approximately 32 percent of our outstanding common stock.  Accordingly, these stockholders, if they act together, will have considerable influence over matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock, thereby depriving investors of yield on their investment.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.  Such failure to pay a dividend will deprive investors of any yield on their investment in our common stock.

Our indemnification of officers and directors and limitations on their liability could limit our recourse against them.

Our Certificate of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties.  Shareholders therefore will have only limited recourse against these individuals.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires the Company to evaluate the effectiveness of its internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of the Company’s internal control over financial reporting in each Annual Report on Form 10-K.

We have identified our disclosure controls and procedures were not effective and that material weaknesses exist in our internal control over financial reporting.  The material weaknesses consist of an insufficient complement of qualified accounting personnel and controls associated with segregation of duties and ineffective controls associated with identifying and accounting for complex and non-routine transactions in accordance with U.S. generally accepted accounting principles.  Due to the material weaknesses in internal control over financial reporting and disclosure controls and procedures, there may be errors in the Company’s financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

We have additional common stock and preferred stock available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Certificate of Incorporation authorizes the issuance of up to 600,000,000 shares of our common stock and up to 10,000,000 shares of preferred stock.  The common stock and the preferred stock can be issued by the Board of Directors, without stockholder approval.  As of April 30, 2014, there were 1,601,881,515 shares of our common stock outstanding, which exceeds the number of authorized shares of common stock.  Further, as of April 30, 2014, we have outstanding exercisable instruments and contingent commitments that can be converted into approximately 7.7 billion shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders. We may receive proceeds from the issuance of shares of our common stock upon the exercise of the Warrants, if exercised for cash. We intend to use any proceeds from exercise of the Warrants for working capital and other general corporate purposes.

We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are the common stock either currently owned or  issuable to the selling stockholders upon conversion of the Notes and exercise of the Warrants.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for participation of certain selling stockholders in a financing completed from June 2013 through May 2104, and National Securities Corporation and Vince Calicchia, an employee and affiliate of National Securities Corporation, being party to investment banking agreements with the Company and serving as advisory and placement agent for the certain financing activities from June 2013 through May 2104, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, Notes and Warrants, as of May 7, 2014, assuming conversion of the Notes and exercise of the Warrants held by each such selling stockholder on that date but taking account of any limitations on conversion or exercise set forth therein.  The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of the Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the Investors, this prospectus generally covers the resale of the sum of (i) 110% of the maximum number of shares of common stock issuable upon conversion of the Notes, (ii) 110% of the maximum number of shares of common stock issuable upon exercise of the ARLP Warrants.  Because the conversion price of the Notes and the quantity and exercise prices of the Cobrador Warrants may be adjusted based on certain events including, but not limited to stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, and the results of the Measuring Period (80% of the average of the VWAPs for the 10 trading days immediately following the date that the registration statement covering the resale of all the shares underlying the Note and Warrant is declared effective, subject to a floor price of $0.00015 per share), the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Notes and the Warrants, a selling stockholder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations.  The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder)	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number	Percent	Number	Number	Percent
Cobrador Multi Strategy Partners, LP (1)	79,933,888	4.99%	5,740,000,000	0	0%
Automated Retail Leasing Partners (2)	79,933,888	4.99%	236,151,000	0	0%
National Securities Corporation (3)	79,933,888	4.99%	413,000,000	0	0%
Vincent Calicchia (4)	79,933,888	4.99%	181,800,000	0	0%

(1)
Includes 110% of the shares of common stock which may be issued upon conversion of the Cobrador Notes.  This total also includes the shares of common stock which may be issued upon exercise of the Cobrador Warrants, based on the Conversion and Exercise Prices in effect as of the date of this prospectus, based on expected amendments, and assumes that the Measuring Period and any common share adjustment has not occurred.  In addition to both economic and standard anti-dilution adjustments, the conversion price of the Cobrador Notes and the exercise prices of and number of shares issuable pursuant to the Cobrador Warrants are subject to additional adjustments including, but not limited to stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, and the results of the Measuring Period (80% of the average of the VWAPs for the 10 trading days immediately following the date that the registration Statement covering the resale of all the shares underlying the Note and Warrant is declared effective, subject to a floor price of $0.00015 per share).  David E. Graber, in his capacity as manager of the general partner of Cobrador Multi Strategy Partners, LP, may be deemed to have investment and voting power over these shares.

(2)
19,176,000 shares of common stock owned and 216,975,000 shares of common stock representing 110% of shares issuable upon exercise of the ARLP Warrants.  Ms. Marilyn Kane makes the investment decision on behalf of Automated Retail Leasing Partners, LLP.

(3)
88,704,000 shares of common stock and 324,296,000 shares of common stock that are issuable upon exercise of the Advisory Warrants issued to National Securities Corporation and their designees in connection with their Investment Banking agreement and having served as advisory agents for the January 7, 2014 acquisition of U-Vend Canada, Inc. by Internet Media Services, Inc., assuming the Warrant Share Adjustment does not occur upon expiration of the Measuring Period.  Mr. Jonathon C. Rich makes voting and investment decisions on behalf of National Securities Corporation.

(4)
82,600,000 shares of common stock and 99,200,000 shares of common stock issuable upon exercise of Calicchia Warrants.  Vince Calicchia is deemed to have investment discretion and voting control over these shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock held by selling stockholders or issuable upon conversion of or pursuant to the Notes and exercise of the Warrants to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive proceeds from the exercise of the Warrants, if exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is declared effective by the SEC;
•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Notes, Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act of 1933 and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be approximately $40,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933 in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933 that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

BUSINESS

Overview

 Internet Media Services, Inc. was incorporated in March 2007 as a Delaware corporation and herein we refer to the company as “we”, “us”, the “Company”, “IMS.”, or “U-Vend”.  We conduct our operations in Chicago, Illinois.  Our corporate office is located at 1507 7th Street, #425, Santa Monica, CA 90401 and our telephone number is (800) 467-1496. Our corporate website address is www.u-vend.com.  Information contained on our website is not a part of this Form S-1 filing.

Forward Looking Information

This report contains statements about future events and expectations that are characterized as “forward-looking statements.”  Forward-looking statements are based upon management’s beliefs, assumptions, and expectations.  Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, and financial condition to be materially different from the expectations of future results, performance, and financial condition we express or imply in such forward-looking statements.  You are cautioned not to put undue reliance on forward-looking statements.  We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Business Developments

On January 7, 2014, we entered into an Exchange of Securities Agreement (“Agreement”) by and between ourselves, U-Vend Canada, Inc. and the shareholders of U-Vend Canada, Inc.  U-Vend Canada, Inc. together with its wholly owned subsidiary, U-Vend USA LLC (collectively, “U-Vend”), is in the business of developing, marketing and distributing co-branded self-serve electronic kiosks, mall/airport co-branding islands, and digital advertising solutions throughout North America.  Pursuant to the Agreement, we have acquired all of the outstanding shares of U-Vend in exchange for shares of our common stock.  Certain shareholders of U-Vend Canada, Inc. will also have the ability to earn up to an additional shares of our common stock subject to certain earn-out provisions more fully described in the Agreement.  The Agreement was approved by a written consent by the majority of the Company's stockholders and by the Company’s Board of Directors.

U-Vend Canada, Inc. was first established in May 2009, with its subsidiary U-Vend USA LLC having been formed approximately one year later in April 2010.  U-Vend is in the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. U-Vend has four market concentrations; Environmental, Retail, Service and Mall/Airport Islands with a primary focus on Environmental and Retail.  U-Vend seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, U-Vend owns and operates their kiosks but intends to also provide the kiosks, through a distributor relationship, to the entrepreneur wanting to own their own business.  As of April 30, 2014, U-Vend owned and operated 48 kiosks in the greater Chicago, IL area and markets products supplied by its co-branding partners.

U-Vend’s “next-generation” vending kiosks incorporates advanced wireless technology, creative concepts, and ease of management.  All kiosks have been designed to be tech-savvy and can be managed on line 24 hours a day/7 days a week, accepting traditional cash input as well as credit and debit cards.  Host locations and suppliers have been drawn to U-Vend’s concept of product vending based on the advantages of reduced labor and lower product theft as compared to non-kiosk merchandising platforms.

U-Vend has developed solutions for the marketing of products through a variety of kiosk offerings.  These offerings include kiosks oriented for product recycling, solar powered waste bins, cell phone charging kiosks, and mall and airport islands.  U-Vend has the ability to add digital LCD monitors to most makes and models of their kiosk program. This allows the ability to offer digital advertising as a national and/or local loop basis and a corresponding additional revenue stream for U-Vend.  U-Vend has also designed a Mall and Airport Multipurpose Island, taking several of the self-serve kiosks and then bundled them into an "island", all in one central location, creating a destination concept within a mall and/or airport setting. The island is always partnered with a co-branding anchor as part of the overall concept.

On October 8, 2009, we completed an acquisition in the legal vertical market through the purchase of the assets and assumption of certain liabilities of LegalStore.com.  LegalStore.com is an Internet based company that primarily sells legal supplies and legal forms.  Despite sustained efforts from 2009 through 2012 to bring to market our customer relationship solutions product offerings, we were unable to secure the needed funding.  As a result, in early 2013 we elected to change the strategic direction of the Company. On March 13, 2013, the Company entered into a stock sale agreement with Western Principal Partners LLC (“WPP”), a California Limited Liability Company. Pursuant to the Agreement, WPP purchased from the Company all the outstanding capital stock of the Company’s wholly-owned subsidiary, LegalStore.com, a Delaware Corporation. LegalStore.com was operating the Company’s e-commerce business.  The Agreement was approved by a written consent by the majority of the Company's stockholders.  In consideration of the sale, WPP agreed to pay to the Company total consideration of $210,000 including assumption of operating liabilities. Operating liabilities included, but are not limited to existing operating agreements, trade payables and certain tax obligations. The fair value of consideration received for the stock of LegalStore.com was less than the carrying value of the assets. As a result, an impairment charge was recorded as of December 31, 2012 in the amount of approximately $35,000, net of income tax effect.

The Industry and the Overall Market

U-Vend is both a distributor for vending kiosk operations and an operator of vending kiosks in conjunction with our co-branding partners.  The number of installations within the global vending machines market has been forecast to exceed 25 million units by 2018, driven by the demand for healthy vended foods, functional convenience foods, advances in technology such as cashless payment systems, decreasing equipment costs, and manufacturer's focus on extending product availability.

We believe the consumers' need for convenient purchases of food, drink and name-brand products will sustain this $7 billion industry.  Technology advancements have made retailing services through vending kiosks more cutting edge offering compelling benefits to modern time-pressed consumers. The development of vending kiosks over the years currently allows for the possibility to deliver anything from sports collectables to refreshments to music through a sophisticated, touch-screen operated ubiquitous vending kiosk.

In 2012, the top four operators were estimated to earn around a quarter of industry revenue, with major players including Compass Group and Aramark Corporation. The vending machine operators industry is highly competitive, as the industry is made up of several medium-sized companies, thousands of small businesses, and tens-of-thousands of partnerships and sole operators.

Products

U-Vend currently markets a portfolio of products via vending kiosks including all-natural snacks and smoothies, specialty ice-cream treats and sporting memorabilia.  We receive regular shipments of products to our depot which are maintained in either refrigerated or frozen state in the case of perishable products or in a secure area of our depots in the case of non-perishable goods.  In addition to our current portfolio of products, we continue to evaluate other products or services which we might be able to provide from our vending kiosks.

Competition

The vending industry is large, highly competitive, highly fragmented and consolidating as the market leaders acquire regional vending companies to fulfill their real-estate expansion plans or acquire privately-held service verticals. We compete in both the vending machine distribution and vending operations segment of the industry with companies that offer the same services that we do. Many of our competitors are significantly larger public companies or operating subsidiaries of public companies and have significantly greater resources than we do.  In addition, many compete in geographic and product areas which we do not currently serve.  Because of the diversity of the classes of products offered and the geographic regions in which they are offered, it is likely that we do not compete with the same companies in all geographic or product areas.  Accordingly, it is not possible to estimate the precise number of competitors or to identify our competitive position. In addition, we may face new competition as we seek to expand into international markets and develop new products, services and enhancements.

Many of the competitors have greater experience than we do in operating in these international markets. Moreover, new products that we intend to develop, such as advertising, may subject us to competition from companies with significantly greater technological resources and experience. Many of our potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and public relations resources than we have. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to consumers and businesses. Our competitors might succeed in developing technologies, products or services that are more effective, less costly or more widely used than those that have been or are being developed by us or that would render our technologies or products obsolete or noncompetitive. We cannot be certain that we will be able to compete effectively with current or future competitors. Competitive pressures could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow.

Our Employees

As of April 30, 2014, we had three full-time employees, one part-time employee, and two contracted positions.  None of our employees are subject to collective bargaining agreements.

Seasonality

We do not expect that our business will experience significant seasonality other than that resulting from vending kiosk sales within schools and other seasonal locations.

Properties

We lease approximately 3,600 square feet of office and warehouse space at 2475 Devon Road, Elk Grove, IL. at a rate of $1,875 per month on a five year lease expiring October 2018.  This location is used to service our self-serve electronic kiosks in the Chicago area.  Our corporate mailing address is 1507 7th Street, Unit 425, Santa Monica, CA 90401.

Legal Proceedings

There are no material legal proceedings to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Effective on February 25, 2011, our common stock commenced its public listing on the OTC Bulletin Board (OTC: BB) and is currently trades on the OTC Pinks, where it trades under the symbol “ITMV”.

The table below sets forth the range of quarterly high and low closing sales prices for our common stock for 2014, 2013 and 2012. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
Year ending December 31, 2014

First Quarter	$0.0016	$0.0005

	High	Low
Year ending December 31, 2013

First Quarter	$0.095	$0.008
Second Quarter	$0.032	$0.004
Third Quarter	$0.008	$0.002
Fourth Quarter	$0.002	$0.001

	High	Low
Year ending December 31, 2012

First Quarter	$0.15	$0.04
Second Quarter	$0.04	$0.02
Third Quarter	$0.01	$0.01
Fourth Quarter	$0.01	$0.01

The last reported sales price of our common stock on the OTC Bulletin Board on April 30, 2014 was $0.0014.

OTCQB quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (vi) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Issued and Outstanding

Our certificate of incorporation authorizes 600,000,000 shares of Common Stock, par value $0.001 and 10,000,000 shares of Preferred Stock, par value $0.001. As of April 30, 2014, we had 1,601,881,515 shares of Common Stock, and 0 shares of Preferred Stock issued and outstanding including shares which we have not issued because there are not adequate authorized shares to satisfy our obligations.

Stockholders

As of April 30, 2014, we had approximately 900 record holders of our common stock.  This number does not include the number of persons whose shares are in nominee or in “street name” accounts through brokers.

Dividends

We did not pay dividends during 2013 or 2012.  We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future

Stock Transfer Agent and Warrant Agent

Our stock transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209. We act as our own warrant agent for our outstanding warrants.

Recent Issuances of Unregistered Securities

Senior Convertible Notes Payable issued with Warrants  On May 1, 2014 and pursuant to the August 2013 Securities Purchase Agreement ("SPA") dated June 18, 2013 with Cobrador Multi-Strategy Partners, LP ("Investor") the Company completed a tenth ($25,000 in May, 2014) tranche of financing.  The senior convertible note issued in May, 2014 of $25,000 face value is convertible at $0.00025 per share and include Series A warrants to purchase 150,000,000 shares of common stock and Series B warrants to purchase 150,000,000 shares of common stock.  The Series A warrants granted have an exercise price of $0.00025 per share and have a 24 month term from date of grant. The Series B warrants granted have an exercise price of $0.0003 per share and have a five year term from date of grant. All terms are consistent with previous financing transactions previously disclosed in the Company’s previous SEC filings including a 4.99% beneficial ownership limit of the Company’s common stock.  As of May 1, 2014 the Company has received $350,000 of the $400,000 SPA.

Amendment to the Securities Purchase Agreement On April 30, 2014, the Company and U-Vend Canada, Inc. amended their January 2014 Exchange of Securities Agreement, sections 1.1 Issuance of Securities and 1.2 Issuance of Additional Shares, to reflect the proposed reverse stock split ratio of 1 for 200.  The January 2014 Agreement used an estimated reverse stock split ratio of 1 for 133.  Under Section 1.1, the Company issued an additional 233,333,333 shares of common stock to the stockholders of U-Vend Canada, Inc.  The total of common stock issued under Section 1.1 now totals 700,000,000 shares.  Under Section 1.2, U-Vend Canada, Inc. has the ability to earn through attainment of performance targets a total of 904,570,000 common shares, an increase of 301,523,334 from the previous total of 603,046,666.  All other terms and conditions of the Agreement remain the same.

Conversion of Account Payable  On April 30, 2014, the Company’s equipment leasing partner, Automated Retail Leasing Partners (“ARLP”), was owed a total of $11,506 for equipment rent and interest charges.  In lieu of cash, ARLP requested payment in shares of the Company’s common stock.  The Company issued 19,176,000 shares of its common stock to ARLP for full payment of the $11,506.

Share Repurchased by the Registrant

We did not purchase or repurchase any of our securities in the fiscal year ended December 31, 2013.

Securities authorized for issuance under equity compensation plans

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, shareholders holding a majority of shares of the Company approved, by written consent, the Plan. The total number of shares of common stock available for issuance under the Plan is 5,000,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years.

The Company records share based payments under the provisions of ASC 718. Stock based compensation expense is recognized over the requisite service period based on the grant date fair value of the awards. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model on certain assumptions. The Company estimated the expected volatility based on data used by peer group of public companies. The expected term was estimated using the simplified method. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero.

The following table sets forth information as of December 31, 2013 regarding equity compensation plans under which our equity securities are authorized for issuance.

Equity Plan Compensation Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by securities holders (1)	2,630,000	$0.29	2,370,000

Total	2,630,000		2,370,000

(1)	Pursuant to our 2011 Equity Incentive Plan

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

FORWARD-LOOKING STATEMENTS

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Reform Act”).   Internet Media Services, Inc. desires to avail itself of certain “safe harbor” provisions of the 1995 Reform Act and is therefore including this special note to enable us to do so.  Except for the historical information contained herein, this report contains forward-looking statements (identified by the words "estimate," "project," "anticipate," "plan," "expect," "intend," "believe," "hope," "strategy" and similar expressions), which are based on our current expectations and speak only as of the date made. These forward-looking statements are subject to various risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements, including, without limitation, those discussed under Part I, Item 1A “Risk Factors” in this Annual Report, and those described herein that could cause actual results to differ materially from the results anticipated in the forward-looking statements, and the following:

	Our limited operating history with our business model.

The low cash balance and limited financing currently available to us. We may in the near future have a number of obligations that we will be unable to meet without generating additional income or raising additional capital.

	Further cost reductions or curtailment in future operations due to our low cash balance and negative cash flow.
	Our ability to effect a financing transaction to fund our operations which could adversely affect the value of our stock.
	Our limited cash resources may not be sufficient to fund continuing losses from operations.
	The failure of our products and services to achieve market acceptance.
	The inability to compete in our market, especially against established industry competitors with greater market presence and financial resources

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition and should be read in conjunction with the financial statements and footnotes that appear elsewhere in this report.

General

 We were incorporated in March 2007 as a Delaware corporation and refer to ourself herein as “we”, “us”, the “Company” or “IMS.”  We conduct our operations in Santa Monica, California and through March 13, 2013 used an independent warehouse and product fulfillment center in Western New York state.  Our corporate office is located at 1507 7th Street, #425, Santa Monica, CA 90401 and our telephone number is (800) 467-1496. Our corporate website address is www.internetmediaservices.com.  Information contained on our websites is not a part of this annual report.

Nature of Business

On January 7, 2014, we entered into an Exchange of Securities Agreement (“Agreement”) by and between ourselves, U-Vend Canada, Inc. and the shareholders of U-Vend Canada, Inc.  U-Vend Canada, Inc. together with its wholly owned subsidiary, U-Vend USA LLC (collectively, “U-Vend”), is in the business of developing, marketing and distributing co-branded self-serve electronic kiosks, mall/airport co-branding islands, and digital advertising solutions throughout North America.  As of December 31, 2013 U-Vend owns and operates 33 kiosks in the greater Chicago, IL area and markets products supplied by its co-branding partners.  Pursuant to the Agreement, we have acquired all of the outstanding shares of U-Vend in exchange for 466,666,667 shares of our common stock.  Certain shareholders of U-Vend Canada, Inc. will also have the ability to earn up to an additional 603,046,666 shares of our common stock subject to certain earn-out provisions more fully described in the Agreement.  The Agreement was approved by a written consent by the majority of the Company's stockholders and by the Company’s Board of Directors (see Subsequent Events Note of the Company’s consolidated financial statements.)  On April 30, 2014, the Agreement was amended to increase the shares issued to 700,000,000 from 466,666,667 and the contingent shares to 904,570,000 from 603,046,666.

On October 8, 2009, we completed an acquisition in the legal vertical market through the purchase of the assets and assumption of certain liabilities of LegalStore.com.  LegalStore.com is an Internet based company that primarily sells legal supplies and legal forms.  Despite sustained efforts from 2009 through 2012 to bring to market our customer relationship solutions product offerings, we were unable to secure the needed funding.  As a result, in early 2013 we elected to change the strategic direction of the Company. On March 13, 2013, the Company entered into a stock sale agreement with Western Principal Partners LLC (“WPP”), a California Limited Liability Company. Pursuant to the Agreement, WPP purchased from the Company all the outstanding capital stock of the Company’s wholly-owned subsidiary, LegalStore.com, a Delaware Corporation. LegalStore.com was operating the Company’s e-commerce business.  The Agreement was approved by a written consent by the majority of the Company's stockholders.  In consideration of the sale, WPP agreed to pay to the Company total consideration of $210,000 including assumption of operating liabilities. Operating liabilities included, but are not limited to existing operating agreements, trade payables and certain tax obligations. The fair value of consideration received for the stock of LegalStore.com was less than the carrying value of the assets. As a result, an impairment charge was recorded as December 31, 2012 in the amount of approximately $35,000, net of income tax effect (see Note 2 Discontinued Operations of the Company’s consolidated financial statements.)

In accordance with FASB ASC 205-20 “Discontinued Operations-Other Presentation Matters” results of LegalStore.com operations are presented as discontinued operations on the consolidated balance sheets, statements of operations and statements of cash flows.

Management's plans

The accompanying consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying consolidated financial statements, the Company incurred a loss of approximately $387,000 during the year ended December 31, 2013, has incurred accumulated losses totaling approximately $1,774,000, has a stockholders’ deficiency of approximately $329,000 and has a working capital deficit of approximately $131,000 at December 31, 2013. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company needs to raise additional financing to fund the Company’s operations for fiscal year 2014, to allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance, however, that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

As discussed above, on January 7, 2014, Internet Media Services, Inc. entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., and the shareholders of U-Vend. The Company believes the merger with U-Vend will provide it with business operations and also necessary working capital.  The Company is in discussion for raising additional capital to execute on its current business plans.  There is no assurance that future financing arrangements will be successful or that the operating results of U-Vend will yield sufficient cash flow to execute the Company’s business plans or satisfy its obligations.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations: For the Twelve Months Ended December 31, 2013 and December 31, 2012

Revenue
The Company had no revenue from continuing operations in either year ended December 31, 2013 or 2012.

Operating Expenses
Total operating expenses for continuing operations were $339,885 for the year ended December 31, 2013 compared to $242,506 in the prior year.  This reflects an increase in operating costs of 40% resulting from increases in salaries, benefits and professional fees. As the Company transitioned from the disposal of the LegalStore.com in the first quarter of 2013, management has focused its attention on identifying strategic alternatives that resulted in the merger with U-Vend Canada, Inc. in January of 2014. These efforts have resulted in increased professional services and salaries in the process of identifying and evaluating merger and future financing opportunities, including the chief executive’s salary of $180,000, of which $142,608 remained unpaid at year end. During the year ended December 31, 2012 our executives did not receive salaries. The increase was offset by a decrease in other administrative expenses that primarily relate to  product lines that are no longer part of the current business strategy.

Other Expenses
Total other expenses for continuing operations were $68,209 for the year ended December 31, 2013 compared to $142,449 in the prior year, an overall decrease of 52%.  Interest expense for the year ended December 31, 2013 was $35,882 compared to $37,440 in the prior year.  During 2012 additional interest resulted from defaults of convertible promissory notes which were paid off through debt conversions in 2013. During the year ended December 31, 2012, we also incurred a loss of $105,009 associated with the change in the fair value of our convertible promissory notes. During the fourth quarter of 2013, the Company recognized a gain on extinguishment of debt when actual interest liabilities were settled on convertible notes at amounts less than previously accrued in the amount of $31,090.

Discontinued Operations
In 2013 the Company realized net income of $19,174 from the LegalStore.com operations that were sold in the first quarter of 2013. The total purchase price of $210,241 was offset by the net assets and liabilities transferred of $206,402 generating a $3,839 as a gain on the sale of LegalStore.com.  In 2012, our loss from discontinued operations was $37,858, including a write-down of assets associated with the discontinued component of $35,000.

Net Loss
As a result of the foregoing, our net loss for the year ended December 31, 2013 decreased by $39,717 or 9.3% to $387,281 compared to a net loss of $426,998 incurred in 2012.

Liquidity and Capital Resources

At December 31, 2013, we had a working capital deficiency of approximately $131,000 compared to working capital deficiency of approximately $691,000 at December 31, 2012. The decrease in the working capital deficiency was due to reductions in total debt outstanding since December 31, 2012 primarily due to conversion to common stock and new borrowings of $200,000 are recorded net of unamortized discounts of $143,751. During the year ended December 31, 2013, our operating activities from continuing operations used cash of approximately $157,000 compared to approximately $167,000 used during the year ended December 31, 2012.

During the year ended December 31, 2013, our operating losses from continuing operations, after adjusting for non-cash items, utilized approximately $331,000 of cash, and working capital items provided approximately $198,000 of cash. The principal component of these working capital changes was an increase in our accounts payable and accrued expenses. During the year ended December 31, 2012, our operating losses from continuing operations, after adjusting for non-cash items, utilized approximately $258,000 of cash, and working capital items provided approximately $53,000 of cash.

During the year ended December 31, 2013, we received $176,500 proceeds from senior convertible notes net of financing costs and $50,000 in proceeds from a related party.  We had a net reduction in outstanding amounts on our revolving credit agreement with a related party, primarily due to a conversion of principal to common stock. During the year ended December 31, 2012, we received $10,500 from a private sale of shares of our common stock and had approximately $67,000 of net additional borrowings from a related party. Further, we were able to reduce notes payable and accrued interest through a conversion to equity in the amount of approximately $51,000.

The accompanying consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying consolidated financial statements, we incurred a loss of approximately $387,000 during the year ended December 31, 2013, have incurred accumulated losses totaling approximately $1,774,000, have a stockholders’ deficiency of approximately $329,000 and have a working capital deficit of approximately $131,000 at December 31, 2013. These factors, among others, indicate that we may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To allow us to continue the development of its business plans and satisfy its obligations on a timely basis, we will need to raise additional financing to fund our operations.  Should additional financing not be available, we will have to negotiate with our lenders to extend the repayment dates of its indebtedness. There can be no assurance, however, that we will be able to successfully restructure our debt obligations in the event we fail to obtain additional financing. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the last three years as we are generally able to pass the increase in our material and labor costs to our customers, or absorb them as we improve the efficiency of our operations.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes.  The consolidated financial statement for the fiscal year ended December 31, 2013, describe the significant accounting policies and methods used in the preparation of the consolidated financial statements.  Actual results could differ from those estimates and be based on events different from those assumptions.  Future events and their effects cannot be predicted with certainty; estimating therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.  The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of our consolidated financial statements:

Business Combinations

Business combinations are recorded in accordance with FASB ASC 805 “Business Combinations.” Under the guidance, consideration transferred, including contingent consideration, and the assets and liabilities of the acquired business are recorded at their fair values on the date of acquisition. The excess of the purchase price over the estimated fair values is recorded as goodwill. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed then a gain on acquisition is recorded. FASB ASC 805 requires that for each business combination, one of the combining entities shall be identified as the acquirer and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination.  In a business combination effected primarily by exchanging equity interests, the acquirer is usually is the entity that issues its equity interests. In accordance with FASB ASC 805, if a business combination has occurred, but it is not clear which of the combining entities is the acquirer, U.S. GAAP requires considering additional factors in making that determination.  These factors include the relative voting rights of the combined entity, the composition of the governing body of the combined entity, the composition of senior management in the combined entity and the relative size of the combining entities. Under the guidance, all acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset. The application of business combination accounting requires the use of significant estimates and assumptions.

Fair Value of Financial Instruments

Financial instruments include cash, accounts receivable, accounts payable, accrued expenses, derivative warrant liabilities, revolving note from related party, convertible notes payables, and senior convertible notes payable. Fair values were assumed to approximate carrying values for these financial instruments, except for derivative warrant liabilities, convertible notes payable and senior convertible notes payable, since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the revolving note from related party approximates the carrying value of the obligations based on these instruments bearing interest at variable rates consistent with the current rates available to the Company. The senior convertible notes payable are recorded at face amount, net of any unamortized discounts, and have an estimated fair value of approximately $210,000 based on the underlying shares the notes can be converted into. The fair value was estimated using the trading price on December 31, 2013, since the underlying shares are trading in an active, observable market, the fair value measurement qualifies as a Level 1 input. The convertible notes payable are measured at fair value each reporting period, as further discussed below in “Fair Value of Debt.” The determination of the fair value of the derivative warrant liabilities includes unobservable inputs and is therefore categorized as a Level 3 measurement, as further discussed in below in “Derivative Financial Instruments.”

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 “Fair Value Measurement” establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

·	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

·
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

·
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Debt

Under ASC 480, Distinguishing Liabilities from Equity, the Company determined the notes payable are liabilities reported at fair value because the notes payable will be convertible into a variable number of common shares at fixed monetary amount, known at inception. The notes payable are to be subsequently measured at fair value at each reporting period, with changes in fair value being recognized in earnings. The fair value of the notes payable is measured by calculating possible outcomes of conversion to common shares and repayment of the notes payable, then weighting the probability of each possible outcome according to management’s estimates. The fair value measurement is classified as a Level 3 in the valuation hierarchy.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants the Company has issued have a “down round provision” and further, the Company does not have adequate shares authorized to accommodate the exercise of all outstanding equity instruments. As a result, the warrants are classified as derivative liabilities for accounting purposes.

For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The methodology for valuing our outstanding warrants classified as derivative instruments was determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and modeling of the Black Scholes valuations using multiple volatility assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The warrant liability is measured at fair value using certain estimated factors such as volatility and probability which are classified within Level 3 of the valuation hierarchy. Significant unobservable inputs are used in the fair value measurement of the Company’s derivative warrant liabilities include impact of dilution and volatility. Significant increases (decreases) in the volatility input would result in a significantly higher (lower) fair value measurement.

Income Tax

We account for income taxes using the asset and liability method, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of our assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The measurement of deferred income tax assets are reduced to the extent of the tax benefits not expected to be realized in the future.  We considered whether it is more likely than not that the tax attributes making up the deferred tax assets will be utilized in the future.  We reviewed the activity that resulted in historical net losses and determined there was not sufficient evidence to support the net deferred tax assets.  Accordingly, we have recorded a valuation allowance that fully offsets our net deferred tax assets.

We review tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position.  We did not have any material unrecognized tax benefit at December 31, 2013 and 2012.  We recognize interest accrued and penalties related to unrecognized tax benefits in tax expense.  During the years ended December 31, 2013 and 2012, we did not recognize any interest and penalties.

Share-Based Payments

We record our common shares issued based on the value of the shares issued or consideration received, including cash, services rendered or other non-monetary assets, whichever is more readily determinable.

Discontinued Operations

As a result of the board of directors committing to a plan to sell LegalStore.com prior to December 31, 2012, the related assets and liabilities are considered to be held for sale and are presented as discontinued operations on the balance sheet as of December 31, 2012. In accordance with ASC 205-20 “Discontinued Operations” the Company has presented the results of LegalStore.com operations as discontinued operations in the accompanying statements of operations and statements of cash flows for the years ended December 31, 2013 and 2012.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position	Director/Officer Since

Raymond Meyers	57	Chief Executive Officer, President,	April 2008
		Principal Financial Officer, Treasurer, and Director

Paul Neelin	53	Chief Operations Officer, Secretary and Director	January 2014

Alexander A. Orlando	51	Director	April 2008

Patrick White	60	Director	October 2009

Philip Jones	45	Director	October 2009

The principal occupations for at least the past five years of each of our directors and executive officers are as follows:

Raymond Meyers founded IMS in March 2007 and has been Chief Executive Officer and President since the Company’s inception.  Mr. Meyers founded and operated several technology-based companies, with the most recent one being eBoz, Inc., an Internet marketing tools company, which he operated from November 2001 to April 2005 and sold to Web.com (NasdaqGM: WWWW), formerly Website Pros, Inc.,  in April 2005.  From April 2005 to December 2006 he was an employee of Web.com holding the position of General Manager, eBoz Division.  He was previously (from December 1996 to December 1999) CEO and President of ProtoSource Corporation, a NASDAQ listed company.  He is a graduate of Rutgers University with continuing education at UCLA. We believe that as a result of his service as our Founder, President and Chief Executive Officer since inception, which adds historical knowledge, operational expertise and continuity to our board of directors, and his extensive corporate management experience, including serving as the chief executive officer of a publically-held company, he  provides the board with a deep understanding of all aspects of our business, both strategically and operationally, and therefore should serve on our board.

Paul Neelin founded U-Vend Canada Inc. in 2009 and was subsequently acquired by Internet Media Services, Inc.  in January 2014.  Mr. Neelin currently serves as the Company’s Chief Operations Officer and is responsible for approving new product development, assisting in strategic acquisitions, managing brand partner relationships, and overseeing national and international growth.  He offers a unique blend of executive acumen with over 30 years of entrepreneurial experience with several successful ventures. These include food and beverage design businesses and operations as both a franchisee and franchisor.  He was the Founder of a design and manufacturing company that designed and developed a series of mobile trailers taking brands to non-traditional venues.  Mr. Neelin successfully developed mobile trailers for McDonald's worldwide (Japan, Amsterdam, three Walt Disney Parks). Mobile trailers and carts were also designed for Coca-Cola, Kodak, Mr. Sub, Hagen Daz, and Labatt's breweries.  He was instrumental in laying the groundwork for the establishment of U-Vend. Having a strategic vision of modernizing vending, Mr. Neelin worked with several kiosk manufacturing companies testing various makes and models of kiosks before deciding and insisting on North American made equipment only. This standard is currently being used and will continue to be one of U-Vend’s core values moving forward. We believe that as a result of his service as the Founder of U-Vend Canada Inc., Mr. Neelin possesses invaluable historical knowledge and operational expertise, and therefore should serve on our board.

Alexander Orlando holds the positions of Chief Financial Officer and Treasurer for Eagle International Institute, Inc. from March, 2008 to Present.  He was Vice President for eBoz, Inc., an Internet marketing tools company, from January 2000 to December 2007, Senior Executive for ITT Industries-Goulds Pumps from August 1998 to December 1999, General Manager and Controller for Foley-PLP from Jan 1995 to Aug 1998,   Managing Partner of Wagner's Tax and Consulting Services and owner of several Subway Sandwich Franchises and Real Estate Investments from 1995 to Present.  He is a graduate of Ithaca College with a BS in Finance and Accounting, with continuing education at Geneseo State College.  We believe Mr. Orlando should serve on our board of directors based on the perspective he brings to our board of directors from his exposure to the internal and external financial requirements and controls of both large and smaller technology companies, and the unique perspective he brings to the our board of directors from his entrepreneurial experiences.

Patrick White was Chief Executive Officer and a Director of Document Security Systems, Inc. (“DSS”) from August 2002 to December 2012.  In addition, Mr. White was President of DSS from August 2002 until June 2006 and was Chairman of the Board of Directors of DSS from August 2002 until January 2008.  DSS is an NYSE AMEX listed company. Mr. White received his Bachelors of Science (Accounting) and Masters of Business Administration degrees from Rochester Institute of Technology.  We believe Mr. White is qualified to serve on our board of directors based on his extensive corporate management experience, including serving as the chief executive officer of a publically-held company (DSS), and his experience with the organizational challenges involved with becoming and operating as a publically-held company.

Philip Jones is a CPA and holds an MBA from Rochester Institute of Technology.  He has 13 years experience in both the public and private accounting and finance sectors, including positions at Arthur Anderson  from 1996 to 1998 and PricewaterhouseCoopers from  2003 to  2004 , American Fiber Systems (Controller) from  2000 to  2003, and 2004 to 2005 , and Zapata (NYSE:ZAP)(Accounting Manager and Director of Finance) from  1998  to  2000 . Mr. Jones joined Document Security Systems, Inc. ("DSS") in 2005 as its Corporate Controller and has been its Chief Financial Officer since 2009.  DSS is an NYSE AMEX listed company.  We believe Mr. Jones should serve as a member of our board of directors based on his experience in the public and private accounting and finance sectors, and being Chief Financial Officer at a publically traded company (DSS), which provides our board of directors with insights into the areas of corporate finance, cash management, and SEC reporting requirements.

There are no family relationships among our directors and executive officers.

Term of Office

Directors are elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.  Annual meetings of the shareholders, for the selection of directors to succeed those whose terms expire, are held at such time each year as designated by the Board of Directors.  Officers of the Company are elected by the Board of Directors, which is required to consider that subject at its first meeting after every annual meeting of shareholders.  Each officer holds office until his successor is elected and qualified or until his earlier resignation or removal.

Committees of the Board of Directors

We do not have any committees of the Board of Directors.  We consider a majority of our Board members (consisting of Messrs. Jones, Orlando, and White) to be independent directors under NYSE AMEX rules.

Corporate Governance

We do not have an audit committee, compensation committee or nominating committee. As we grow and evolve as a SEC registrant, our corporate governance structure is expected to be enhanced.

Director Compensation

Our non-employee directors do not currently receive cash compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings. In order to attract and retain qualified persons to our Board, in July 2011, we granted our non-employee directors stock options through our Equity Incentive Plan. Each non-employee director received 500,000 stock options at a strike price of $.30, vesting equally over a three year period, and with an expiration date of ten years from date of grant.

EXECUTIVE COMPENSATION

As of December 31, 2013 there was no employment agreement with our executive officer, Mr. Meyers.  On January 7, 2014, the Company entered into employment agreements (“Employment Agreements”) with our two executive officers, Mr. Raymond Meyers and Mr. Paul Neelin.  Both employment agreements and are for a period of three years and may be extended by mutual consent.

Mr. Meyers, in his capacity as Chief Executive Officer, is entitled to a monthly salary of not less than $5,000.  In addition, he is entitled to receive a commission on gross sales based on the Company achieving certain gross sales levels.  The commission payout is paid monthly and is calculated on the basis of US GAAP.  In any one calendar year, total sales commission paid to Mr. Meyers will be limited to $300,000.  The Employment Agreement may be terminated prior to such date, however, upon Mr. Meyers’s death, disability, by the Company for Cause (as defined in the Employment Agreement), by Mr. Meyers for Good Reason (as defined in the Employment Agreement) and voluntary termination by Mr. Meyers other than for Good Reason upon 30 days’ notice.  Upon termination by the Company for any reason other than Cause or by Mr. Meyers for Good Reason, Mr. Meyers will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for the remainder of the then-current term.  Upon termination by reason of Mr. Meyers’s death or disability, he will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for 1 year beginning 30 days after the date of termination.  Upon termination by the Company for Cause or voluntarily by Mr. Meyers for other than Good Reason, he will receive only accrued but unpaid salary through the date of termination.

Mr. Neelin, in his capacity of Chief Operations Officer, is entitled to a monthly salary of not less than $10,000 and an annual bonus based upon performance goals established and approved by the Board of Directors.  The Employment Agreement may be terminated prior to such date, however, upon Mr. Neelin’s death, disability, by the Company for Cause (as defined in the Employment Agreement), by Mr. Neelin for Good Reason (as defined in the Employment Agreement) and voluntary termination by Mr. Neelin other than for Good Reason upon 30 days’ notice.  Upon termination by the Company for any reason other than Cause or by Mr. Neelin for Good Reason, Mr. Neelin will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for the remainder of the then-current term.  Upon termination by reason of Mr. Neelin’s death or disability, he will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for 1 year beginning 30 days after the date of termination.  Upon termination by the Company for Cause or voluntarily by Mr. Neelin for other than Good Reason, he will receive only accrued but unpaid salary through the date of termination.

We do not have key person life insurance on the lives of any of our executive officers.

The following table discloses compensation received by our Chief Executive Officer and acting Chief Financial Officer, and our former Executive Vice-President, also referred to herein as our “named executive officers,” for the fiscal years ended December 31, 2013and 2012.  Mr. Meyers earned a salary of $180,000 per annum for the calendar year 2013 of which $37,392 was paid during the year and $142,608 was earned but unpaid at December 31, 2013. No compensation was paid to or deferred for Mr. Meyers in the year ended 2012.  No compensation was paid or deferred for Mr. Buechler, the Company’s former Executive Vice President, in the years ended 2013 or 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total

Raymond J Meyers,	2013	$180,000	$-	$-	$-	$-	$180,000
Chief Executive Officer, acting Chief Financial Officer	2012	$-	$-	$-	$-	$-	$-

Michael Buechler,	2013	$-	$-	$-	$-	$-	$-
Former Executive Vice President	2012	$-	$-	$-	$-	$-	$-

Outstanding Equity Awards at 2013 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
	(Exercisable)	(Un-exercisable)

Michael Buechler	333,334	166,666 (1)	$0.30	7/21/2016
Raymond Meyers	333,334	166,666 (1)	$0.30	7/21/2016

(1)	Vest pro-ratably in equal installments on July 22, 2012, July 22, 2013 and July 22, 2014, respectively.

Director Compensation

Our non-employee directors do not currently receive cash compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings.  In order to attract and retain qualified persons to our Board, in July 2011, we granted our non-employee directors stock options through our Equity Incentive Plan.  Each non-employee director received 500,000 stock options at a strike price of $0.30, vesting equally over a three year period, and with an expiration date of ten years from date of grant. Directors were not compensated during the year ended December 31, 2013 or 2012.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, shareholders holding a majority of shares of the Company approved, by written consent, the Plan. The Plan provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, together with the grant of bonus stock and stock appreciation rights, at the discretion of our Board of Directors.  Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. Upon stockholder approval of the Plan, a total of 5,000,000 shares of common stock or appreciation rights may be issued under the Plan.  The Plan will be administered by our full Board of Directors.  Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.  As of December 31, 2013, the Company has 2,630,000 options outstanding under the Plan to employees, directors and outside consultants.

Limitation on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation provides that liability of directors to us for monetary damages is eliminated to the full extent provided by Delaware law. Under Delaware law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Delaware law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Certificate of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

PRINCIPAL STOCKHOLDERS

As of April 30, 2014, there are 1,601,881,515 shares of common stock outstanding.  This number and the table below do not include the shares that are contingently issuable to U-Vend shareholders subject to certain earn-out provisions. The following table sets forth certain information regarding the beneficial ownership of the outstanding common shares as of April 30, 2014 by (i) each person who owns beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. The shares listed include as to each person any shares that such person has the right to acquire within 60 days from the date hereof.  This table excludes people that have the right to common shares in excess of 5% but are limited to owning more than 4.99% of our outstanding common shares at any time.  Except as otherwise indicated, each such person has sole investment and voting power with respect to such shares, subject to community property laws where applicable. The address of our executive officers and directors is in care of us at 1507 7th Street, #425, Santa Monica, CA 90401.

SECURITY OWNERSHIP OF MANAGEMENT

Name of Beneficial Owner	Common Shares Beneficially Owned	Percentage Beneficially Owned
Executive officers and directors
Raymond J. Meyers (1)	404,115,126	25.5%
Paul Neelin (2)	51,832,400	3.2%
Patrick White (3)	83,996,500	5.0%
Philip Jones (1)	343,639	*
Alexander A. Orlando (1)	334,499	*
All executive officers and directors
as a group (five persons)	540,622,164	32.1%

Greater than 5% stockholders

Bohlen Enterprises LLC (4)	105,112,747	6.6%
2800 Middle Country Road
Lake Grove, NY 11755

Kevin and Barb Brady (5)	168,475,000	9.5%
4214 Kane Crescent
Burlington, Ontario, Canada L7M-5C1

Greg Hogarth (6)	160,000,000	9.5%
312 Grays Road, PO Box 56013, Fiesta RPO2
Stoney Creek, Ontario, Canada L8G-5C9

Dave Young (2) (7)	96,000,000	6.0%
312 Grays Road, PO Box 56013, Fiesta RPO2
Stoney Creek, Ontario, Canada L8G-5C9

Sungold International Holdings Corp (8)	92,000,000	5.7%
940 The East Mall, Suite 300
Toronto, Ontario, Canada M9B-6I7

*Less than 1%

(1)  Includes 333,334 shares issuable upon exercise of options.
(2)  Does not include Mr. Neelin’s percentage of any shares issuable under certain earn-out provisions of the Agreement.  This amount also does not include any shares that would be transferred to Mr. Neelin in the event of forfeiture by Dave Young.  Mr. Young has 96,000,000 issued and outstanding shares that are subject to a three year vesting schedule through 2017.  Any shares not vested are transferable to Mr. Neelin.
(3)  Includes 333,334 shares issuable upon exercise of options, 41,666,600 issuable upon exercise of warrants and 41,666,600 issuable upon conversion of convertible debt.
(4)  Includes 2,500,000 shares issuable upon exercise of warrants.
(5)  Includes 83,333,400 shares issuable upon exercise of warrants and 85,141,600 shares issuable upon conversion of debt.
(6)  Includes 80,000,000 shares issuable upon exercise of warrants.
(7)  Includes 96,000,000 shares issued and outstanding that are subject to a three year vesting schedule.  Any shares that are not vested are transferable to Mr. Paul Neelin.
(8)  Mr. Keith Blackwell makes the investment decisions on behalf of Sungold International Holdings Corp.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant stockholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001.  As of April 30, 2014, 1,601,881,515 shares of common stock and no shares of Preferred Stock are outstanding.

Common Stock

The shares of common stock presently outstanding are fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series. While our Certificate of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult.

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer, 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209, and their telephone number is (303) 282-4800.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by the Law Office of Gary A. Agron, 5445 DTC Pkwy, Greenwood Village, Colorado 80111, and their telephone number is (303) 770-7254.

EXPERTS

The audited financial statements included in this prospectus have so been included in reliance upon the reports of Freed Maxick CPAs, P.C.,upon the authority of said firm as experts in accounting and auditing in giving said report.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E. Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that files electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Articles of Incorporation and Bylaws, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable .

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Internet Media Services, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Internet Media Services, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Media Services, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Internet Media Services, Inc. and Subsidiaries will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, Internet Media Services, Inc. and Subsidiaries has suffered recurring losses from operations since inception and, as of December 31, 2013, has negative working capital and a stockholders’ deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FREED MAXICK CPAs, P.C.

Buffalo, New York
April 15, 2014

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED BALANCE SHEETS

	As of

	December 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash	$14,620	$1,262
Prepaid expenses and other assets	4,114	10,169
Receivable from U-Vend, Canada, Inc.	162,536	-
Current assets of discontinued operations	-	116,460
Total current assets	181,270	127,891

Deferred financing costs, net	16,333	-

Non-current assets of discontinued operations	-	99,092

Total assets	$197,603	$226,983

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$35,192	$39,026
Accrued expenses	28,032	61,340
Accrued salary - officer	142,608	-
Note payable - director	50,000	-
Senior convertible notes, net of discount of $143,751	56,249	-
Convertible notes payable	-	280,034
Revolving note from related party	-	281,228
Current liabilities of discontinued operations	-	156,912
Total current liabilities	312,081	818,540

Warrant liabilities	214,609	-

Commitments and contingencies (Note 9)	-	-

Stockholders' deficiency:
Common stock, $.001 par value, 600,000,000 shares
authorized, 489,255,193 shares issued and outstanding (24,637,893 - 2012)	489,255	24,638
Additional paid-in capital	955,920	770,786
Accumulated deficit	(1,774,262)	(1,386,981)
Total stockholders' deficiency	(329,087)	(591,557)

Total liabilities and stockholders' deficiency	$197,603	$226,983

The accompanying notes are an integral part of the financial statements

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended

	December 31, 2013	December 31, 2012

Revenue	$-	$-

Operating expenses:
Salaries and benefits	220,421	73,716
Professional fees	65,780	47,219
Other	53,684	121,571
	339,885	242,506

Operating loss	(339,885)	(242,506)

Other income (expenses):
Loss from change in fair value of notes payable	-	(105,009)
Amortization of debt discount and deferred financing costs	(63,417)	-
Interest expense	(35,882)	(37,440)
Gain on extinguishment of debt	31,090	-
	(68,209)	(142,449)

Loss before income taxes	(408,094)	(384,955)

Income tax provision	(2,200)	(4,185)

Loss from continuing operations	(410,294)	(389,140)

Discontinued operations:
Gain from disposal of discontinued operations	3,839	-
Net income (loss) from discontinued operations	19,174	(2,858)
Write-down of assets associated with a discounted component, net of income tax effect	-	(35,000)
	23,013	(37,858)

Net loss	$(387,281)	$(426,998)

Net loss from continuing operations per share- basic and diluted	$(0.01)	$(0.02)

Net income (loss) from discontinued operations per share- basic and diluted	0.00	(0.00)

Net loss per share - basic and diluted	$(0.01)	$(0.02)

Weighted average common shares
outstanding - basic and diluted	71,373,884	24,313,958

The accompanying notes are an integral part of the financial statements

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

			Additional		Total
	Shares	Common	Paid-in	Accumulated	Stockholders’
	Outstanding	Stock	Capital	Deficit	Deficiency

Balance at December 31, 2011	23,821,000	$23,821	$685,317	$(959,983)	$(250,845)

Issuance of common stock and warrants for cash	200,000	200	10,300	-	10,500
Stock-based compensation expense	-	-	24,796	-	24,796
Shares issued upon conversion of convertible notes and accrued interest	616,893	617	50,373	-	50,990
Net loss	-	-	-	(426,998)	(426,998)
Balance at December 31, 2012	24,637,893	24,638	770,786	(1,386,981)	(591,557)

Stock-based compensation expense	-	-	23,496	-	23,496
Shares issued upon conversion of convertible notes and accrued interest	464,617,300	464,617	130,533	-	595,150
Beneficial conversion feature on senior convertible notes	-	-	31,105	-	31,105
Net loss	-	-	-	(387,281)	(387,281)
Balance at December 31, 2013	489,255,193	$489,255	$955,920	$(1,774,262)	$(329,087)

The accompanying notes are an integral part of the financial statements

INTERNET MEDIA SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended

	December 31, 2013	December 31, 2012
Cash flows from operating activities:
Net loss	$(387,281)	$(426,998)
(Income) loss from discontinued operations	(23,013)	37,858
Adjustments to reconcile net loss to netcash used by operating activities:
Stock based compensation	23,496	24,796
Amortization of debt discount and deferred financing costs	63,417	-
Gain on extinguishment of debt	(31,090)	-
Change in provisions for deferred tax liability	-	541
Impairment of property and equipment	-	38,200
Loss from change in fair value of notes payable	-	105,009
(Increase) decrease in assets:
Prepaid expenses and other assets	6,055	(222)
Increase in liabilities:
Accounts payable and accrued expenses	48,851	53,410
Accrued salary - officer	142,608	-
Net cash used by continuing operations	(156,957)	(167,406)
Net cash provided by discontinued operations	7,653	90,621
Net cash used by operating activities	(149,304)	(76,785)

Cash flows from investing activities:
Advances to U-Vend Canada, Inc.	(116,822)	-
Net proceeds from sale of LegalStore.com	74,000	-
Net cash used by investing activities	(42,822)	-

Cash flows from financing activities:
Proceeds from sale of common stock	-	10,500
Proceeds from senior convertible notes, net of financing costs	176,500	-
Proceeds from notes payable - director	50,000	-
Net (repayments) borrowings on revolving note from related party	(21,016)	66,739
Net cash provided by financing activities	205,484	77,239

Net increase in cash	13,358	454

Cash - beginning of year	1,262	808

Cash - end of year	$14,620	$1,262

Cash paid for :
Income taxes	$2,200	$3,400
Interest	$1,711	$-

Non-cash financing activities:
Note payable and accrued interest converted to shares of common stock	$599,051	$50,990
Debt discount related to warrant liability and beneficial conversion feature	$200,000	$-
Derivative warrant liability issued for equipment leasing	$45,714	$-

The accompanying notes are an integral part of the financial statements

INTERNET MEDIA SERVICES, INC.

NOTES TO THE CONSOILDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business – On January 7, 2014, Internet Media Services, Inc. (“Company”) entered into an Exchange of Securities Agreement (“Agreement”) by and between ourselves, U-Vend Canada, Inc. and the shareholders of U-Vend Canada, Inc.  U-Vend Canada, Inc. together with its wholly owned subsidiary, U-Vend USA LLC (collectively, U-Vend), is in the business of developing, marketing and distributing co-branded self-serve electronic kiosks, mall/airport co-branding islands, and digital advertising solutions throughout North America.  As of December 31, 2013, U-Vend owned and operated 33 kiosks in the greater Chicago, IL area and markets products supplied by its co-branding partners. U-Vend expects to place 15 additional kiosks into service early in the second quarter of 2014.  Pursuant to the Agreement, we have acquired all of the outstanding shares of U-Vend in exchange for 466,666,667 shares of our common stock.  U-Vend Canada, Inc. will also have the ability to earn up to an additional 603,046,666 shares of our common stock subject to certain earn-out provisions more fully described in the Agreement.  The Agreement was approved by a written consent by the majority of the Company's stockholders and by the Company’s Board of Directors. (See Note 10 Subsequent Events)

On October 8, 2009, the Company completed an acquisition in the legal vertical market through the purchase of the assets and assumption of certain liabilities of LegalStore.com.  LegalStore.com is an Internet based company that primarily sells legal supplies and legal forms.  Despite sustained efforts from 2009 through 2012 to bring to market our customer relationship solutions product offerings, the Company was unable to secure the needed funding.  As a result, in early 2013 the Company elected to change the strategic direction of the Company. On March 13, 2013, the Company entered into a stock sale agreement with Western Principal Partners LLC (“WPP”), a California Limited Liability Company. Pursuant to the Agreement, WPP purchased from the Company all the outstanding capital stock of the Company’s wholly-owned subsidiary, LegalStore.com, a Delaware Corporation. LegalStore.com was operating the Company’s e-commerce business.  The Agreement was approved by a written consent by the majority of the Company's stockholders.  In consideration of the sale, WPP agreed to pay to the Company total consideration of $210,000 including assumption of operating liabilities. Operating liabilities included, but are not limited to existing operating agreements, trade payables and certain tax obligations. The fair value of consideration received for the stock of LegalStore.com was less than the carrying value of the assets. As a result, an impairment charge was estimated as on December 31, 2012 in the amount of $35,000, net of income tax effect and a gain of $3,839 was recorded during the year ended December 31, 2013 (See Note 2 Discontinued Operations).

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 205-20 “Discontinued Operations-Other Presentation Matters” results of LegalStore.com operations are presented as discontinued operations on the consolidated balance sheets, statements of operations and statements of cash flows.

Management's plans

The accompanying consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying consolidated financial statements, the Company incurred a loss of approximately $387,000 during the year ended December 31, 2013, has incurred accumulated losses totaling approximately $1,774,000, has a stockholders’ deficiency of approximately $329,000 and has a working capital deficit of approximately $131,000 at December 31, 2013. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company needs to raise additional financing to fund the Company’s operations for fiscal year 2014, to allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance, however, that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

As discussed above, on January 7, 2014, Internet Media Services, Inc. entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., and the shareholders of U-Vend. The Company believes the merger with U-Vend will provide it with business operations and also necessary working capital.  The Company is in discussion for raising additional capital to execute on its current business plans.  There is no assurance that future financing arrangements will be successful or that the operating results of U-Vend will yield sufficient cash flow to execute the Company’s business plans or satisfy its obligations.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation - The consolidated financial statements include the accounts of Internet Media Services, Inc. and the discontinued operations of its wholly-owned subsidiary (LegalStore.com, Inc.). All intercompany balances and transactions have been eliminated in consolidation. (See Note 10 Subsequent Events)

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.

Income Taxes - The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit at December 31, 2013 or 2012. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2013 and 2012, the Company recognized no interest and penalties.

Common Shares Issued - As of December 31, 2013 there were not adequate authorized shares to satisfy the current obligations upon conversion or exercise issued by the Company. Common shares issued are recorded based on the value of the shares issued or consideration received, including cash, services rendered or other non-monetary assets, whichever is more readily determinable.

Preferred Stock Authorized - The Company has authorization for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of December 31, 2013 and 2012, there are 10,000,000 shares of preferred stock authorized, and no shares issued or outstanding.

Fair Value of Financial Instruments- Financial instruments include cash, accounts receivable, accounts payable, accrued expenses, derivative warrant liabilities, revolving note from related party, convertible notes payables, and senior convertible notes payable. Fair values were assumed to approximate carrying values for these financial instruments, except for derivative warrant liabilities, convertible notes payable and senior convertible notes payable, since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the revolving note from related party approximates the carrying value of the obligations based on these instruments bearing interest at variable rates consistent with the current rates available to the Company. The senior convertible notes payable are recorded at face amount, net of any unamortized discounts, and have an estimated fair value of approximately $210,000 based on the underlying shares the notes can be converted into. The fair value was estimated using the trading price on December 31, 2013, since the underlying shares are trading in an active, observable market, the fair value measurement qualifies as a Level 1 input. The convertible notes payable are measured at fair value each reporting period, as further discussed in Note 4. The determination of the fair value of the derivative warrant liabilities includes unobservable inputs and is therefore categorized as a Level 3 measurement, as further discussed in Note 6.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 “Fair Value Measurement” establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

·	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

·
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

·
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Earnings Per Common Share - The Company presents basic and diluted earnings per share. Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of December 31, 2013, there were not adequate authorized shares to satisfy the current obligations upon conversion or exercise issued by the Company. As of December 31, 2013, there were 1,604,270,805 (36,704,425 - 2012)  shares potentially issuable under convertible debt agreements, options, and warrants that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive to the Company’s losses during the year.

Subsequent to December 31, 2013, the Company issued approximately 819,000,000 shares related to its acquisition of U-Vend, including advisor fee shares, approximately 603,000,000 contingently issuable shares in conjunction with the U-Vend acquisition, and instruments convertible into approximately 3,300,000,000 shares (see Notes 3, 9, 10). Of the convertible instruments issued subsequent to year end, 43,000,000 were converted to common shares.

Derivative Financial Instruments - The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants the Company has issued have a “down round provision” and further, the Company does not have adequate shares authorized to accommodate the exercise of all outstanding equity instruments. As a result, the warrants are classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations.

Share-Based Compensation Expense - The Company accounts for stock-based compensation under the provisions of FASB ASC 718 “Stock Compensation.” This statement requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Reclassifications - Certain prior period amounts in the accompanying consolidated financial statements have been reclassified to current period presentation. These classifications had no effect on the results of operations or cash flows for the periods presented.

NOTE 2. DISCONTINUED OPERATIONS

On March 13, 2013, the Company entered into a stock sale agreement (“Agreement”) dated March 8, 2013 with Western Principal Partners LLC (“WPP”), a California Limited Liability Company. Pursuant to the Agreement, WPP purchased from the Company all the outstanding capital stock of the Company’s wholly-owned subsidiary, LegalStore.com, a Delaware Corporation. LegalStore.com was operating the Company’s e-commerce business.  The Agreement was approved by a written consent by the majority of the Company's stockholders.  In consideration of the sale, WPP paid the Company $95,000 at close and assumed certain operating liabilities. Operating liabilities included, but are not limited to existing operating agreements, trade payables and certain tax obligations. At December 31, 2012, the fair value of consideration received for the stock of LegalStore.com was less than the carrying value of the assets. As a result, an impairment charge was recorded on December 31, 2012 in the amount of $35,000, net of income tax effect. The Company used the proceeds for payment of its payables and for working capital purposes.

As a result of the board of directors committing to a plan to sell LegalStore.com prior to December 31, 2012, the related assets and liabilities are considered to be held for sale and are presented as discontinued operations on the balance sheet as of December 31, 2012. In accordance with FASB ASC 205-20 “Discontinued Operations” the Company has presented the results of LegalStore.com operations as discontinued operations in the accompanying statements of operations and statements of cash flows for the years ended December 31, 2013 and 2012.

The following table sets forth information regarding calculation of the gain recognized from the sale of LegalStore.com:

Net cash proceeds after brokerage fee of $21,000	$74,000
LegalStore.com liabilities assumed	136,241
Total purchase price	210,241

LegalStore.com assets	206,402

Gain on sale	$3,839

The following table sets forth the carrying amounts of the major classes of assets and liabilities aggregated in discontinued operations in the consolidated balance sheet as of December 31, 2012:

Cash	$379
Account receivable, net	26,641
Inventory	89,440
Current assets of discontinued operations	$116,460

Property and equipment, net	$1,532
Other intangibles, net	97,560
Noncurrent assets of discontinued operations	$99,092

Accounts payable	$92,684
Accrued expenses	64,228
$156,912

Discontinued Operations for the years ended December 31, 2013 and 2012 were as follows:

	December 31, 2013	December 31, 2012

Revenue	$95,241	$511,283
Cost of revenue	40,535	276,617
Gross profit	54,706	234,666
Operating expenses	35,532	237,524
Net income (loss) from discontinued operations	19,174	(2,858)
Write-down of assets associated with a discontinued component, net of taxes	-	(35,000)
Gain on disposal of discontinued operations	3,839	-
	$23,013	$(37,858)

NOTE 3. SENIOR CONVERTIBLE NOTES

In August 2013, the Company entered into a Securities Purchase Agreement ("SPA") dated June 18, 2013 with Cobrador Multi-Strategy Partners, LP ("Investor") pursuant to which the Investor will provide an aggregate of $400,000 financing through senior convertible notes and warrants. The financing and the related terms are dependent on several conditions including the Company's merger with U-Vend, which was completed on January 7, 2014 (see Note 10), and the Company effecting certain changes in its capital structure.

During the third and fourth quarters of 2013, the Company issued five senior convertible notes ("Senior Convertible Notes") to the Investor in the aggregate principal amount of $200,000 along with Series A and Series B warrants ("Warrants") to the Investor to acquire shares of common stock in the Company. The SPA, Senior Convertible Notes, Warrants and other ancillary agreements with the Investor are referred to as the “Financing Agreement.” Each Senior Convertible Note under the Financing Agreement is for a term of one year and bears interest at 7% payable in cash or shares of the Company's common stock, and provides for an increase in the rate of interest if there is a default as defined in the Financing Agreement.

The Investor can convert $150,000 of outstanding principal into shares of the Company's common stock at a conversion price of $0.001 per share, and $50,000 of outstanding principal amounts into shares of the Company’s common stock at $0.00025 per share, subject to an adjustment with a minimum adjusted conversion price of $0.00015 per share. The conversion price is subject to certain anti-dilution protection; for example, if the Company issues shares for a consideration less than the applicable conversion price, the conversion price is reduced to such amount. The Investor agreed to restrict its ability to convert the Senior Convertible Note and receive shares of the Company if the number of shares of common stock beneficially held by the lender and its affiliates in the aggregate after such conversion exceeds 4.99% of the then outstanding shares of common stock. However, this limitation does not preclude the holder from converting notes payable into common stock after selling shares owned into the market. As of December 31, 2013, the Senior Convertible Notes were convertible into 350,000,000 shares of common stock, without taking into account the 4.99% limitation on ownership.

Through December 31, 2013, the Company issued the Investor an aggregate 525 million Series A warrants and 525 million Series B warrants.  The Series A warrants have exercise prices ranging from $0.001 to $0.00025 and the Series B warrants have exercise prices ranging from $0.0012 to $0.0003.  Series A warrants expire in 15 months from the date of issuance and series B warrants expire in five years from the date of issuance.

The Company allocated the $200,000 of proceeds received from the Senior Convertible Notes based on the computed fair values of the Senior Convertible Note and Warrants issued. The Company valued the Warrants at fair value of $168,895 after reflecting additional debt discount and warrant liability. Accordingly, the resulting fair value allocated to the debt component of $31,105 was used to measure the intrinsic value of the embedded conversion option of the Senior Convertible Notes, which resulted in a beneficial conversion feature of $31,105 recorded to additional paid-in capital. The value of the beneficial conversion feature was limited to the amount of the proceeds allocated to the debt component of the Senior Convertible Notes. The aggregate amounts allocated to the warrants and beneficial conversion feature of $200,000 were recorded as a debt discount at the date of issuance and are being amortized to interest expense over the term of Senior Convertible Notes under the interest method of accounting. The initial carrying value was $0 after the debt discounts. As of December 31, 2013, the Senior Convertible Notes had a face value of $200,000 net of unamortized debt discounts of $143,751, resulting in a carrying amount of $56,249. During the year ended December 31, 2013, $56,249 of discount has been amortized and recorded as interest expense.

The Warrants issued have a “down round provision” and further, the Company does not have adequate shares authorized to accommodate the exercise of all outstanding equity instruments. As a result, the Warrants are classified as derivative liabilities for accounting purposes. The derivative warrant liabilities are marked to market at each balance sheet date. The fair value of these warrants was measured at $168,895 upon issuance and at December 31, 2013. The fair value of the warrants was determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and modeling of the Black Scholes valuations using multiple volatility assumptions. Due to certain unobservable inputs in the fair value calculations of the warrants, derivative warrant liabilities are classified as Level 3.

Financing costs of $23,500 paid or payable to third parties associated with the Senior Convertible Notes are included in deferred financing costs on the balance sheet, and are amortized to interest expense over the one year term of the respective Senior Convertible Note.

The Company and the Investor have entered into a registration rights agreement covering the registration of common stock underlying the Senior Convertible Notes the Warrants. The Company is required to file a registration statement within 120 days after completion of the acquisition of U-Vend and meet an effectiveness deadline of 165 days after the closing date of the acquisition, 195 days if the Securities and Exchange Commission provides comment. If the Company fails to comply with the terms of the registration rights agreement, the Investor would be entitled to an amount in cash equal to one percent (1%) of the Investor’s original principal amount stated in each Senior Convertible Note on the date of the failure and monthly thereafter until failure is cured and all registration rights have been paid. Management believes the registration statement will be filed and effective timely, and as of December 31, 2013, the Company has not accrued any amount for potential registration rights penalties.

Subsequent to December 31, 2013, the Company borrowed an additional $125,000 at a conversion price of $0.00025 pursuant to the SPA and issued the Investor 750 million Series A warrants with an exercise price of $0.00025 per share and 750 million Series B warrants with an exercise price of $0.0003 per share under previously described terms.

NOTE 4. NOTES PAYABLE

During 2011, the Company issued three Convertible Promissory Notes (“Notes”) in the aggregate principal amount of $117,500. The Notes, which are due on various dates between May and September, 2012, bear interest at the rate of 8% per annum, with a provision for additional interest under certain circumstances, are unsecured and are convertible into shares of the Company's common stock at the election of lender at any time after 180 days from the date of the Note issuance at a conversion price equal to a 41% discount (for two Notes) or 42% discount (for one Note) to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. The conversion price is subject to certain anti-dilution protection; for example, if the Company issues shares for a consideration less than the applicable conversion price, the conversion price is reduced to such amount. The lender agreed to restrict its ability to convert the Note and receive shares of the Company if the number of shares of common stock beneficially held by the lender and its affiliates in the aggregate after such conversion exceeds 4.99% of the then outstanding shares of common stock. On March 2, 2012, the lender elected to partially convert one Note in the principal amount of $8,000 into shares of the Company stock and was issued 338,983 shares of common stock by the Company pursuant to the terms of the Note. The fair value of the note converted and shares issued was $16,949.

As of December 31, 2012, the outstanding principal of the three Notes amounted to $109,500 and the maximum number of common shares the note could be converted into based on 4.99% of the outstanding shares was 1,229,431 shares. As of December 31, 2012 the three convertible promissory notes had become due and payable along with any unpaid interest on various dates between May and September 2012. The aggregate outstanding principal of $109,500 plus unpaid interest had not been paid on the maturity dates. As a result, the three convertible promissory notes are considered to be in default and therefore, due and payable in an amount equal to the Default Sum as defined in the agreement. The Default Sum is equal to 150% of the sum of the unpaid principal, unpaid interest and unpaid default interest, which amounted to $193,954 in aggregate as of December 31, 2012. Further, the default interest rate for the three convertible notes during the default period was increased to 22%. On November 7, 2012, the Company received a demand notice requesting payment for the Default Sum owed together with all unpaid interest. During the year ended December 31, 2013, the lender elected to convert all Convertible Promissory Notes principal amount, plus default sum and accrued interest aggregating to $285,734 into shares of the Company’s common stock. As a result, 147,881,704 shares of common stock were issued by the Company in 2013 pursuant to the terms of the Convertible Promissory Notes.

As of December 31, 2013 all outstanding principal on the Notes had been satisfied through conversion to common stock. All outstanding accrued interest on the Notes was converted into common stock during the first quarter of 2014.

Under FASB ASC 480 “Distinguishing Liabilities from Equity,” the Company determined the Notes are liabilities reported at fair value because the Notes will be convertible into a variable number of common shares at fixed monetary amount, known at inception. The Notes are to be subsequently measured at fair value at each reporting period, with changes in fair value being recognized in earnings. The fair value of the Notes is measured by calculating possible outcomes of conversion to common shares and repayment of the Notes, then weighting the probability of each possible outcome according to management’s estimates. Management has determined that the most likely outcome will be conversion at the default sum and the fair value of the Notes is equal to the estimated fair value of equity securities the Company will issue upon conversion. The fair value measurement is classified as a Level 3 in the valuation hierarchy. The following table is a roll forward of the Notes fair value:

Fair value as of December 31, 2011	$223,224
Changes in fair value and adjustment for default provision	105,009
Adjustments for conversion	(48,199)
Fair value as of December 31, 2012	280,034
Adjustments for conversion	(280,034)
Fair value as of December 31, 2013	$-

NOTE 5. REVOLVING NOTE FROM RELATED PARTY

Revolving Credit Agreement
The Company has a revolving credit agreement with Mr. Raymond Meyers, a shareholder and chief executive officer of the Company. This credit agreement allows borrowings up to $282,000, and has been amended to extend the agreement through June 30, 2014. The outstanding balance on the credit agreement bears interest at an annual rate of 6% above one year LIBOR (6.6% as of December 31, 2013), and is secured by all of the assets of the Company.

In September 2013, Mr. Meyers requested payment of $86,591 of the outstanding revolving credit balance in newly issued common stock of the Company, which the Company’s Board of Director’s approved.  The terms of the conversion were established and approved by the Company’s Board of Directors to be the average lowest bid price of the Company’s common stock on the prior ten business days.  On September 17, 2013, the repayment amount of $86,591was converted to 36,260,596 shares.  On December 16 and December 30, 2013, Mr. Meyers converted $80,746 and $145,980, respectively of principal and accrued interest outstanding to shares of the Company’s common stock in accordance with the revolving credit agreement.  The outstanding interest and principal at these dates were converted at $0.0008 per share, which reflected the average lowest bid price of the Company’s common stock for the prior ten days as prescribed in the agreement.  As a result, an aggregate of 280,475,000 common shares were issued to Mr. Meyers in connection with these conversions.

As a result of the conversions, as of December 31, 2013 the revolving credit line had no outstanding balance ($281,228 - December 31, 2012).  Future borrowings will be at the discretion of Mr. Meyers.  For the years ended December 31, 2013 and 2012, interest expense under this note amounted to $16,926 and $17,814, respectively. As of December 31, 2013, accrued interest amounted to $2,934 ($39,112 - 2012), which is included in accrued expenses in the accompanying balance sheet. Under the terms of the agreement the Company is required to comply with various covenants. In the event of default and upon the expiration of any applicable cure period, Mr. Meyers, in his sole discretion may request repayment in the form of newly issued common stock of the Company.

Accrued Salary – Mr. Meyers
During 2013, the Company recorded salary expense for Mr. Meyers in the amount of $15,000 per month, as approved by the Company’s board of directors.  As of December 31, 2013, $142,608 of this salary was unpaid and recorded as accrued expenses on the balance sheet.  Mr. Meyers did not receive a salary in fiscal year 2012 and no amount was accrued at December 31, 2012.

Note Payable – Director
On August 29, 2013, the Company borrowed from an individual who is a director of the Company, $50,000 pursuant to a promissory note.  The promissory note matures in one year from the date of the borrowing and bears interest at 8% per annum.  For the year ended December 31, 2013, interest expense under this note amounted to $1,340 ($0 - 2012).  As of December 3, 2013, accrued interest expense amounted to $1,000 ($0 - 2012).  Interest is paid monthly.

NOTE 6. STOCKHOLDERS’ DEFICIENCY

On September 12, 2013 and December 19, 2013, the majority of the shareholders of the Company approved in two written consents, an amendment to the Company’s Certificate of Incorporation, increasing the number of authorized shares of common stock from 100,000,000 to 300,000,000, then from 300,000,000 to 600,000,000, respectively.  The increase in authorized shares was affected pursuant to a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware.

As of December 31, 2013, there were not adequate authorized shares to satisfy the current obligations upon conversion or exercise of all equity instruments issued by the Company.  As a result, the all warrants have been measured at fair market value and are presented in the balance sheet as liabilities. Warrants issued in and prior to 2012 are significantly out of the money and diluted therefore, management has deemed the fair value of these to be de minimis. The fair value of warrants issued in 2013 are determined based on the consideration of the enterprise value of the Company, the limited market of the shares issuable under the agreement and modeling of the Black Scholes valuations using multiple volatility assumptions. Due to certain unobservable inputs in the fair value calculations of the warrants, derivative warrant liabilities are classified as Level 3.

During the year ended December 31, 2013, the Company issued 1,050,000,000 warrants to the Senior Convertible Notes holder (see Note 3) and 197,250,000 warrants to the Lessor provided an equipment lease financing line jointly to U-Vend and the Company.

On March 21, 2012, the Company sold in a private placement 50,000 shares of its common stock and warrants to acquire 50,000 shares of the Company stock at an exercise price of $0.15 for total proceeds of $5,000. The warrants have a contractual term of three years. The fair value of warrants issued in the private placement is minor. In April 2012, the Company sold in a private placement 100,000 shares of its common stock and warrants to acquire 100,000 shares of the Company stock at an exercise price of $0.15 for total proceeds of $5,000. The warrants have a contractual term of three years. The fair value of warrants issued in the private placement is minor. In December 2012, the Company sold in a private placement 50,000 shares of its common stock for $500.

The fair value of derivative warrant liabilities is as follows:

Fair value as of December 31, 2012	$-
Derivative warrant liabilities issued	214,609
Change in fair value	-
Fair value as of December 31, 2013	$214,609

Outstanding warrant securities consist of the following at December 31, 2013:

		Exercise
	Warrants	Price	Expiration
2011 Common share private placement warrants	2,500,000	$0.30	March 2018
2011 Convertible notes warrants	16,667	$0.30	June 2014
2012 Private placements warrants	150,000	$0.15	March - April 2015
2013 Series A warrants Senior Convertible Notes	225,000,000	$0.001	October-November 2014
2013 Series A warrants Senior Convertible Notes	300,000,000	$0.00025	January 2014 - March 2015
2013 Series B warrants Senior Convertible Notes	225,000,000	$0.0012	June-August 2018
2013 Series B warrants Senior Convertible Notes	300,000,000	$0.0003	October - December 2018
2013 Lease obligation with U-Vend	197,250,000	$0.006	November 2016
	1,249,916,667

Outstanding warrant securities consist of the following at December 31, 2012:

	Warrants	Exercise Price	Expiration
2011 Common share private placement warrants	2,500,000	$0.30	March 2018
2011 Convertible Notes warrants	16,667	$0.30	June 2014
2012 Private Placements warrants	150,000	$0.15	March - April 2015
	2,666,667

NOTE 7. EQUITY INCENTIVE PLAN

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, shareholders holding a majority of shares of the Company approved, by written consent, the Plan. The total number of shares of common stock available for issuance under the Plan is 5,000,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years.

The Company records shares based payments under the provisions of FASB ASC 718 "Compensation - Stock Compensation." Stock based compensation expense is recognized over the requisite service period based on the grant date fair value of the awards. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model.

The Company estimated the expected volatility based on data used by its peer group of public companies. The expected term was estimated using the simplified method. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero.

A summary of all stock option activity for the years ended December 31, 2013 and 2012 is as follows:

		Weighted Average	Weighted Average	Aggregate Intrinsic
	Options	Exercise Price	Contractual life	Value
Outstanding at December 31, 2011	3,015,000	$0.27
Options cancelled	(355,000)	0.10
Outstanding at December 31, 2012	2,660,000	0.29
Options cancelled	(30,000)	0.10
Outstanding at December 31, 2013	2,630,000	0.29	5.7 years	$-
Exercisable at December 31, 2013	1,753,333	$0.29	5.7 years	$-

The Company did not grant any options during the years ended December 31, 2013 or 2012 and no options were exercised during the years ended December 31, 2013 or 2012. The fair value of options that vested during the year ended December 31, 2013 amounted to $23,400. The Company recorded stock compensation expense for options vesting during the years ended December 31, 2013 and 2012 of $23,496 and $24,796, respectively.

At December 31, 2013, there was approximately $10,000 of unrecognized compensation cost related to non-vested options. This cost is expected to be recognized over a weighted average period of approximately 0.5 years.

NOTE 8. INCOME TAXES

Following is a summary of the components giving rise to the income tax provision (benefit) for the years ended December 31, 2013 and 2012:

	2013	2012
Current:
Federal	$-	$-
State	2,200	3,644
Total current	2,200	3,644

Deferred
Federal	(128,472)	(119,282)
State	(15,983)	(37,514)
Total deferred	(144,455)	(156,796)
Less increase in allowance	144,455	157,337
Net deferred	-	541

Total income tax provision	$2,200	$4,185

Individual components of deferred taxes are as follows as of December 31, 2013 and 2012:

	2013	2012
Deferred tax assets (liabilities):
Net operating loss carryforwards	$499,696	$419,720
Depreciable and amortizable assets	-	20,938
Prepaid expense	(888)	(1,001)
Fair market value adjustments	-	52,580
Stock based compensation	15,769	9,437
Beneficial conversion feature	(8,623)	-
Bad debt reserve	-	766
Accrued salary	54,519	-
Total	560,473	502,440
Less valuation allowance	(560,473)	(502,440)
Net deferred tax (liabilities)	$-	$-

The Company has approximately $1,308,000 in net operating loss carryforwards (“NOLs”) available to reduce future taxable income. These carryforwards begin to expire in year 2029. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOLs before they expire, the Company has recorded a valuation allowance to fully offset the NOLs, and the total net deferred tax assets, as well.

Internal Revenue Code Section 382 ("Section 382") imposes limitations on the availability of a company's net operating losses and other corporate tax attributes as ownership changes occur.  As a result of the historical equity transactions of the Company, a Section 382 ownership change may have occurred and a study will be required to determine the date of the ownership change, if any.  The amount of the Company's net operating losses and other tax attributes incurred prior to the ownership change may be limited based on the Company's value.  A full valuation allowance has been established for the Company's deferred tax assets, including net operating losses and other corporate tax attributes.  Accordingly, any limitation resulting from Section 382 application is note expected to have a material effect on the balance sheets or statements of operations of the Company.

During the years ended December 31, 2013 and 2012 the Company had no unrecognized tax benefits.  The Company’s policy is to recognize interest accrued and penalties related to unrecognized tax benefits in tax expense.

The Company files income tax returns in the U.S. federal jurisdiction and in the states of California and New York. The tax years 2010-2013 generally remain open to examination by these taxing authorities. In addition, the 2009 tax year is still open for the state of California.

The differences between United States statutory Federal income tax rate and the effective income tax rate in the accompanying consolidated statements of operations are as follows:

	2013	2012

Statutory United States Federal rate	34.0%	34.0%
State income taxes net of federal benefit	2.2%	3.6%
Change in valuation reserves	(36.2%)	(40.5%)
Permanent differences	(0.6%)	(1.5%)
Other	-	3.3%

Effective tax rate (provision)	(0.6%)	(1.1%)

NOTE 9. COMMITMENTS AND CONTINGENCIES

Capital Lease Obligation with U-Vend
Prior to the merger with U-Vend described in Note 10, the Company and U-Vend jointly entered into a term sheet dated October 15, 2013 with a financing company (“Lessor”) to provide for equipment lease financing in the aggregate amount of $1 million. The Company and U-Vend will use this financing to acquire certain equipment to be used in the direct income producing activities of U-Vend.

In accordance with FASB ASC 405-40 “Obligations Resulting from Joint and Several Liability Arrangements,” these lease obligations have not been recorded by the Company based on the expectation that U-Vend will use the leased assets in its operations and satisfy the payment obligations. However, the Company would be responsible for the lease payments should U-Vend default on the lease obligation and fail to make payments.

Per the terms of the agreement with the Lessor, the Company and U-Vend will be obligated to pay $57,200 annually and also buy the equipment from the Lessor for approximately $86,000 in November 2016. The following schedule provides minimum future rental payments required under this lease obligation which have a remaining non-cancelable lease term in excess of one year:

2014	$57,200
2015	57,200
2016	52,434
Total minimum lease payments	166,834
Guaranteed residual value	86,191
$253,025

The Lessor was induced to extend the equipment lease line with a grant of 197,250,000 common stock warrants with a term of three years and an exercise price of $0.0006 per share. The warrant was determined to have a fair value of $45,174, which was recorded as a discount to the capital lease obligation carried on the books of U-Vend. The warrant obligation has been included in derivative warrant liabilities and receivable from U-Vend Canada, Inc. on the Company’s balance sheet at December 31, 2013.

The Company and the Lessor have entered into a registration rights agreement covering the registration of 110% of common stock underlying the Warrants. The Company is required to file a registration statement within 45 days after completion of the acquisition of U-Vend and meet an effectiveness deadline of 90 days after the closing date of the acquisition, 120 days if the Securities and Exchange Commission provides comment.  If the Company fails to comply with the terms of the registration rights agreement, the Lessor would be entitled to an amount in cash equal to one percent (1%) of the Lessor’s original lease amount on the date of the failure and monthly thereafter until failure is cured and all registration rights have been paid. Management does not believe that the potential registration rights penalties related to this agreement will be significant.

Subsequent to December 31, 2103, the Company and U-Vend assumed additional lease obligations for leased equipment of approximately $100,000 and issued 47,562,211 warrants with an exercise price of $0.001 and expire three years from the date of issuance. As a result of the additional lease financing, U-Vend will place 15 kiosks into service during the second quarter of 2014.

NOTE 10. SUBSEQUENT EVENTS

Merger with U-Vend Canada, Inc.
On January 7, 2014, the Company entered into an Exchange of Securities Agreement with U-Vend Canada, Inc.  Pursuant to the agreement, the Company acquired all the outstanding shares of U-Vend in exchange for 466,666,667 shares of the Company’s common stock. Certain shareholders of U-Vend Canada, Inc. will also have the ability to earn up to an additional 603,046,666 shares of the Company’s common stock subject to certain earn-out provisions based on targeted revenue achievement in 2014 and 2015.  Effective on January 7, 2104, as a result of the merger, U-Vend became a wholly owned subsidiary of the Company. In connection with the merger, the Company issued on the closing date, its securities to U-Vend’s shareholders in exchange for the common stock owned by U-Vend’s shareholders as follows: an aggregate of 466,666,667 shares of the Company’s common stock, par value $0.001 per share. In addition, the Company issued an aggregate of 352,422,184 shares of Common Stock and 822,787,600 warrants to financial advisors as compensation for their services in connection with the transaction contemplated by the merger agreement.

U.S. GAAP, requires that for each business combination, one of the combining entities shall be identified as the acquirer and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination.  In a business combination effected primarily by exchanging equity interests, the acquirer is usually is the entity that issues its equity interests. In accordance with FASB ASC 805 “Business Combinations”, if a business combination has occurred, but it is not clear which of the combining entities is the acquirer, U.S. GAAP requires considering additional factors in making that determination.  These factors include the relative voting rights of the combined entity, the composition of the governing body of the combined entity, the composition of senior management in the combined entity and the relative size of the combining entities.

Based on the aforementioned and after taking in consideration all the relevant facts and circumstances, management came to the conclusion that Internet Media Services, Inc., as the legal acquirer was also the accounting acquirer in the transaction.  As a result, the merger will be accounted for as a business combination in accordance with the FASB ASC 805.  Under the guidance, consideration, including contingent consideration, the assets and liabilities of U-Vend are recorded at their estimated fair value on the date of the acquisition.  The excess of the purchase price over the estimated fair values is recorded as goodwill, if any. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed, then a bargain purchase gain on acquisition is recorded.

U-Vend is in the business of developing, marketing and distributing various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. U-Vend has four market segments; Environmental, Retail, Service and Mall/Airport Islands with a primary focus on Environmental and Retail.  U-Vend seeks to place its kiosks in high-traffic host locations such as big box stores, restaurants, malls, airports, casinos, universities, and colleges.  Currently, U-Vend owns and operates their kiosks, but intends to also provide the kiosks, through a distributor relationship, to the entrepreneur wanting to own their own business.

The Company is still in the process of determining the fair value of the consideration paid, which will include shares, contingent shares and the effective settlement of amounts owed to the Company by U-Vend, as well as the fair value of the assets acquired and liabilities assumed. These assets and liabilities are expected to include working capital items, fixed assets, separately identifiable intangible assets, capital lease obligations, convertible notes payable, deferred taxes and goodwill, if any. This evaluation will be completed during the measurement period following the acquisition.

The unaudited pro forma condensed results for the consolidated statement of operations from continued operations for the years ended December 31, 2013 and 2012 of the combined entity had the acquisition date been January 1, 2012 are as follows:

	2013	2012

Revenue	$23,592	$5,094
Operating loss	$(683,615)	$(345,120)
Net loss	$(808,354)	$(509,160)
Basic and diluted earnings per share	$(0.00)	$(0.00)

Reverse Stock Split
On January 7, 2014, the holders of more than 50 percent of the outstanding shares of the Company’s common stock voted in favor of a corporate resolution authorizing the reverse split of its common stock (“Reverse Split”) on the basis of one share of common stock for up to each 200 shares of common stock outstanding, on the effective date of the Reverse Split.  The Board of Directors shall determine the exact number of shares to be split and the timing of the Reverse Split, in its sole discretion.  The Reverse Split may be declared as effective by the Company’s Board of Directors at any time before June 30, 2014, subject to FINRA and other regulatory approvals.  This split has not been reflected in the share amounts presented throughout this document.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
U-Vend Canada, Inc.

We have audited the accompanying consolidated balance sheets of U-Vend Canada, Inc. and Subsidiary as of November 30, 2013 and 2012, and the related consolidated statements of operations, shareholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U-Vend Canada, Inc. as of November 30, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, U-Vend Canada, Inc. has suffered recurring losses from operations and as of November 30, 2013 had negative working capital and a stockholders’ deficit.  The Company has obtained a capital lease equipment line in order to put revenue generating assets into place and subsequent to year end has been acquired by Internet Media Services, Inc. a United States public company. However, additional capital will be required in order to satisfy existing current obligations and finance working capital needs as well as additional losses from operations that are expected. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Freed Maxick CPAs, P.C.
Buffalo, New York
March 21, 2014

U-VEND CANADA, INC.
CONSOLIDATED BALANCE SHEETS
(expressed in Canadian dollars)
As of

	November 30,	November 30,
	2013	2012
ASSETS

Current assets:
Cash	$9,763	$59
Prepaid expenses and other assets	274	-
Inventory (net)	11,715	-
Total current assets	21,752	59

Property and equipment (net)	232,657	-
Security deposits	6,631	-
Total noncurrent assets	239,288	-

Total assets	$261,040	$59

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$54,329	$22,150
Accrued expenses	35,901	69,330
Convertible notes payable, net of unamortized discount	164,370	31,979
Payable to Internet Media Services, Inc.	147,323	-
Due to officers	49,812	50,274
Current portion of capital lease obligations	32,082	-
Total current liabilities	483,817	173,733

Long term capital lease obligations (net of unamortized discount)	117,238	-

Total liabilities	601,055	173,733

Commitments and contingencies (Note 9)	-	-

Stockholders' deficiency
Class A common stock, no par value, unlimited authorized shares;
11,117,737 issued and outstanding (10,329,404 at November 30, 2012)
Additional paid-in capital	539,393	307,674
Accumulated deficit	(879,408)	(481,348)
Total stockholders' deficiency	(340,015)	(173,674)

Total liabilities and stockholders' deficiency	$261,040	$59

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in Canadian dollars)
For the Years Ended

	November 30,	November 30,
	2013	2012

Revenue	$14,308	$5,094

Costs of revenue	11,682	2,871

Gross profit	2,626	2,223

Operating expenses:
Selling, general and administrative	346,356	104,837

Operating loss	(343,730)	(102,614)

Other expenses:
Interest expense	30,641	16,367
Other	23,689	1,039
	54,330	17,406

Loss before income tax provision	(398,060)	(120,020)

Income tax provision	-	-

Net loss	$(398,060)	$(120,020)

Net loss per share - basic and diluted	$(0.04)	$(0.01)

Weighted average common shares
outstanding - basic and diluted	10,673,737	10,272,338

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
(expressed in Canadian dollars)
For the Years Ended November 30, 2013 and 2012

	Common Stock	Additional Paid-in	Accumulated	Total Stockholders
	Shares	Capital	Deficit	Deficiency

Balances at November 30, 2011	10,196,238	263,000	(361,328)	(98,328)

Sale of common stock and warrants	87,333	24,000	-	24,000
Stock based compensation	45,833	11,000	-	11,000
Warrants and beneficial conversion feature issued with convertible notes	-	9,674	-	9,674
Net loss	-	-	(120,020)	(120,020)

Balances at November 30, 2012	10,329,404	307,674	(481,348)	(173,674)

Sale of common stock and warrants	334,166	85,000	-	85,000
Stock based compensation	203,645	55,021	-	55,021
Beneficial conversion feature issued with convertible notes	-	31,573	-	31,573
Common stock issued to settle accrued expenses	250,522	60,125	-	60,125
Net loss	-	-	(398,060)	(398,060)

Balances at November 30, 2013	11,117,737	$539,393	$(879,408)	$(340,015)

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in Canadian dollars)
For the Years Ended

	November 30,	November 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(398,060)	$(120,020)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation expense	3,857	-
Stock based compensation	55,021	11,000
Provision for inventory reserve	2,000	-
Amortization of debt discounts	11,526	5,653
Amortization of capital lease debt discount	1,270	-
Change in fair value of convertible notes payable	23,438	-
Changes in operating assets and liabilities:
Increase in prepaid and other assets	(274)	-
Increase in inventory	(13,715)	-
Increase in security deposit	(6,631)	-
Increase in accounts payable and accrued expenses	58,875	41,323
Net cash used by operating activities	(262,693)	(62,044)

Cash flows from investing activities:
Purchase of property and equipment	(40,284)	-
Net cash used by investing activities	(40,284)	-

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	85,000	24,000
Proceeds from issuance of convertible notes	129,000	36,000
(Repayments) advances from officers	(462)	2,089
Advances from Internet Media Services, Inc.	101,609	-
Principal payments under lease obligations	(2,466)	-
Net cash provided by financing activities	312,681	62,089

Net increase in cash	9,704	45

Cash - beginning of year	59	14

Cash - end of year	$9,763	$59

Cash paid for:
Interest	$10,663	$9,004
Income taxes	$-	$-

Non-cash financing activities:
Issuance of debt discounts on convertible notes	$31,573	$9,674
Issuance of debt discounts on capital leases	$45,714	$-
Common stock used to settle accrued expenses	$60,125	$-
Property and equipment financed by capital leases	$196,230	$-

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.

NOTES TO THE CONSOILDATED FINANCIAL STATEMENTS
(expressed in Canadian dollars)

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

U-Vend Canada, Inc. was incorporated pursuant to the laws of the Province of Ontario in May 2009. The Company and its wholly-owned subsidiary U-Vend USA LLC (collectively the “Company”) develop, distribute and market various “next-generation” self-serve electronic kiosks in a variety of locations ranging from neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in North America. Beginning in fiscal 2013, the Company owns and operates kiosks with a particular focus on health food, frozen treats and merchandise vending.

Management's plans

The accompanying consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying consolidated financial statements, the Company incurred a loss of $398,060 during the year ended November 30, 2013, has incurred accumulated losses totaling $879,408, has a stockholders’ deficiency of $340,015 and has a working capital deficit of $462,065 at November 30, 2013. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company follows a process of continuous development of its product offerings.  The Company’s product offerings have evolved to include offerings in three distinct product areas: 1) healthy vending; 2) brand merchandising; and 3) frozen treats. The Company has partnered with various national consumer product companies to deliver new and unique customer retail experiences in an automated setting. The Company requires significant additional financing to execute its business plan, to fund its marketing and sales efforts, and satisfy its obligations on timely basis.

Management's plans in this regard include, but are not limited to, its merger with Internet Media Services, Inc. (“IMS”) on January 7, 2014 (see Note 10). In connection with the merger, $40,000 of convertible notes were converted to common stock. In addition to the merger with IMS, the Company in conjunction with IMS will seek out financing to support the Company’s operations. As of November 30, 2013, the Company obtained a $1 million capital lease equipment line, placed approximately $200,000 of assets in service and has begun to recognize revenue from those assets in the fourth quarter of 2013. However, there is no assurance that the Company or IMS will be successful in completing a transaction that will provide sufficient additional financing. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates or convert notes payable, and curtail its business plan and marketing and sales efforts. There can be no assurance, however, that the Company will be able to successfully negotiate with its note holders in the event it fails to obtain additional financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of presentation - The consolidated financial statements of the Company expressed in Canadian dollars have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company operates in one operating segment, which is the management of vending machines.

Principles of Consolidation - The consolidated financial statements include the accounts of U-Vend Canada, Inc. and of its wholly-owned subsidiary U-Vend USA LLC.  All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.

Inventory - Inventories are stated at the lower of cost or market, and cost is determined by the average cost method.  Inventory is made up of finished goods ice cream. The Company records inventory reserves for spoilage and product losses.

Property and Equipment - Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred.  Depreciation is provided using the straight line method over the estimated useful life of the assets.  Electronic kiosks and related equipment have estimated useful lives between five and seven years.

Stock-Based Compensation – The Company issues shares of its common stock and warrants in exchange for services. Common shares issued for services are recorded based on the value of the shares issued. The fair value of common stock warrants issued for services is determined using the Black-Scholes option pricing model. The Company estimated the expected volatility based on data used by its peer group of public companies. The expected term was estimated based the expected time to expiration. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero. Expense for stock-based awards are recorded as services are performed.

Debt Discounts - When a convertible feature of conventional convertible debt is issued, the embedded conversion feature is evaluated to determine if bifurcation and derivative treatment is required and whether there is a beneficial conversion feature. When the convertible debt provides for an effective rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). Prior to the determination of the BCF, the proceeds from the debt instrument were first allocated between the convertible debt and any embedded or detachable free standing instruments that were included (common stock warrants). The proceeds allocated to common stock warrants are recorded as a debt discount.

For the convertible notes, bifurcation of the embedded conversion feature was not required and the Company recorded the debt discount related to the common stock warrants and the BCF related to senior convertible notes as a debt discount and recorded the senior convertible notes net of the discount related to both the common stock warrants issued and the BCF. The debt discount is amortized to interest expense over the life of the debt. In the case of any conversion prior to the maturity date there will be an unamortized amount of debt discount that relates to such conversion. The pro rata amount of unamortized discount at the time of such conversion is recorded as a loss on extinguishment of debt.

Revenue Recognition - Revenue recognized during the year ended November 30, 2013 relates to sales from distributing co-branded self-serve electronic kiosks.  Currently, the Company operates 33 electronic kiosks in the greater Chicago, Illinois region and markets products supplied by its co-branding partners. Revenue is recognized at the time each vend occurs, that is, the payment method is approved and product is disbursed from the machine.

Revenue recognized during year ended November 30, 2012 relates to the sale of equipment, which was recognized when title of the goods transferred to the customer. Revenue is recognized net of sales taxes collected from customers and subsequently remitted to governmental authorities.

Earnings Per Common Share - The Company presents basic and diluted earnings per share. Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

 As of November 30, 2013, there were 1,750,668 (728,500 at November 30, 2012) shares potentially issuable under convertible debt agreements and warrants that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive due to the Company’s losses during the years presented.

Fair Value of Financial Instruments - Financial instruments include cash, accounts payable, accrued expenses, and convertible notes payable. Convertible notes for a fixed amount that may be converted into a variable number of shares are measured and reported at their fair value (see Note 4). Fair values of all other financial instruments were assumed to approximate carrying values for these financial instruments, since they are short term in nature or at interest rates that approximate the rates that the Company is currently able to borrow at.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurement Topic of the FASB Accounting Standards Coded (“ASC") 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 - defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes - The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit at November 30, 2013 or 2012. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended November 30, 2013 and 2012, the Company recognized no interest and penalties.

The Company is subject to tax reporting for federal income tax returns in Canada and the U.S. and various states. The Company is subject to Canadian federal, U.S. federal and state income tax examinations for the 2009 through 2013 tax years.

Advertising Costs - Advertising costs are expensed as incurred in the accompanying consolidated statements of operations. Advertising costs were $3,735 for the year ended November 30, 2013 ($7,950 - 2012).

Foreign Currency - The Company has determined that the Canadian Dollar is its functional currency for U-Vend Canada and the United States Dollar is the functional currency for U-Vend USA since that is the primary economic environment in which the entities operates.  Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the Company’s functional currency are recognized in other expense in the accompanying consolidated statements of operations. Foreign currency transaction losses were de minimus for the year ended November 30, 2013 and 2012.  The assets and liabilities of the U-Vend USA are translated into Canadian dollars at current exchange rates, and revenues and expenses are translated at average rates of exchange in effect during the period. The resulting translation adjustments are recorded as other comprehensive losses as a component within other comprehensive income in the consolidated statements of operations and comprehensive income.  During the year ended December 31, 2013 and 2012, the translation is not considered material.

NOTE 2. PROPERTY AND EQUIPMENT

As of November 30, 2013, property and equipment (net), which includes assets under capital leases consisted of the following:

	Life
Electronic kiosks	7 years	$25,484
Freezers	5 years	14,800
Capitalized lease equipment	7 years	196,230
		236,514
Less: Accumulated depreciation		(3,857)
Property and equipment (net)		$232,657

Depreciation expense for the year ended November 30, 2013 amounted to $3,857.

 NOTE 3. CAPITAL LEASE OBLIGATIONS

The Company and IMS jointly entered into a term sheet dated October 15, 2013 with a financing company (“Lessor”) to provide for equipment lease financing in the aggregate amount of $1 million. All amounts borrowed under the lease financing agreement are secured by the leased equipment. The Company and IMS will use this financing to acquire certain equipment to be used in direct income producing activities of the Company. The Lessor was induced to extend the equipment lease line with a warrant to purchase common stock in IMS. The warrant was determined to have a fair value of $45,174, which was recorded as a discount to the obligation and will amortized over the term of the lease as additional interest expense.

On about November 1, 2013, the Company and IMS leased equipment worth $196,230 pursuant to financing by the Lessor. As per the terms of the agreement with the Lessor, the Company and IMS will be obligated to pay $57,200 annually and also buy the equipment from the Lessor for approximately $86,000 in November 2016. Accordingly, the lease has been treated as a capital lease.

The following schedule provides minimum future rental payments required as of November 30, 2013, under capital leases which have a remaining non-cancelable lease term in excess of one year:

2014	$57,200
2015	57,200
2016	52,434
Total minimum lease payments	166,834
Guaranteed residual value	86,191
253,025
Less: Amount represented interest	(59,261)
Present value of minimum lease payments and guaranteed residual value	193,764
Less: Current portion of capital lease obligations	(32,082)
Long term capital lease obligations and guaranteed residual value	161,682
Less: Unamortized debt discount on capital leases	(44,444)
Long term capital lease obligations and guaranteed residual value, net	$117,238

Equipment held under capital leases at November 30, 2013 had a cost of $196,230 and accumulated depreciation of $2,336. Depreciation expense for equipment held under capital leases during the year ended November 30, 2013 amounted to $2,336.

NOTE 4. CONVERTIBLE NOTES PAYABLE

Convertible notes payable at November 30, 2013 and 2012 are comprised of the following:

	2013	2012
Convertible notes payable outstanding 12/1	$31,979	$-
Convertible notes issued during the year	129,000	36,000
Change in fair value of convertible notes	23,438	-
Debt discounts issued	(31,573)	(9,674)
Amortization of debt discounts	11,526	5,653
Convertible notes payable outstanding 11/30	$164,370	$31,979

During the year ended November 30, 2013, the Company issued two Convertible Promissory Notes (“2013 Notes”) in the aggregate principal amount of $125,000. The 2013 Notes, which are due on various dates between July 2014 and September 2014, bear interest at 18% per annum, are unsecured and are convertible into shares of common stock at a conversion rate of the lesser of $1.00 per share of common stock or at a 20% discount to the closing market price of the Company’s common stock on the date of maturity.  As a result of the conversion feature, the 2013 Notes represent a fixed liability amount convertible into a variable number of shares, and therefore are accounted for under ASC 480, Distinguishing between Liabilities and Equity. Under ASC 480, the Company is required to measure the 2013 Notes at fair value at each reporting date, with changes in fair value recognized in the statement of operations. The 2013 Notes payable with a face value of $125,000, were determined to have a fair value of $148,438 based on the likelihood of each option to settle the 2013 Notes obligations. Management determined the most likely scenario is the 2013 Note holders will convert at a discount to market. This determination of fair value is considered a Level 3 measurement. As a result of the increase in fair value, during the year ended November 30, 2013 $23,438 was charged against income. In connection with the 2013 Notes, the Company issued warrants to the holders to acquire an aggregate of 520,834 shares of its common stock with an exercise price of $0.24 per share. The warrants expire two years from the date of issuance. The warrants issued were valued using a Black-Scholes option-pricing model with a fair value of $30,729. The warrants were determined to be detachable instruments and were separately recorded as a discount to the 2013 Notes. As a result of recording the 2013 Notes at fair value and warrant discounts, the carrying value of the 2013 Notes at November 30, 2013 amounted to $125,034.

Also during the year ended November 30, 2013, the Company issued one Convertible Promissory Notes with terms consistent with the 2012 Notes in the aggregate principal amount of $4,000. The Note was due in September 2014, bore interest at the rate of 8% per annum, and was unsecured and convertible into 16,667 shares of the Company's common stock at the election of the Company at a conversion price of $0.24 per share.  In connection with the debt, the Company issued warrants to the Note holder to acquire an aggregate of 8,000 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on the earlier of four years from the date of issuance or two years from the date the Company's shares are publicly traded. The warrants issued were valued using a Black-Scholes option-pricing model with a fair value of $422. The resulting fair value allocated to the debt component and effective conversion rate were used to measure the beneficial conversion feature in the amount of $422. The aggregate amounts allocated to the warrants and beneficial conversion feature of $844 were recorded as a debt discount and to additional-paid-in-capital.  The debt discount is amortized to interest expense over the stated term of the notes. The Note had a carrying value of $3,336 as of November 30, 2013. The Company converted the Note into equity upon consummation of the merger with IMS as detailed in Note 10.

During the year ended November 30, 2012, the Company issued ten (10) Convertible Promissory Notes (“2012 Notes”) in the aggregate principal amount of $36,000. The 2012 Notes were due on various dates between April 2013 and September 2013, bore interest at the rate of 8% per annum, were unsecured and convertible into 150,000 shares of the Company's common stock at the election of the Company at a conversion price of $0.24 per share.  In connection with the debt, the Company issued warrants to certain Note holders to acquire an aggregate of 70,167 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on the earlier of four years from the date of issuance or two years from the date the Company's shares are publicly traded. The resulting fair value allocated to the debt component and effective conversion rate were used to measure the beneficial conversion feature in the amount of $4,837. The aggregate amounts allocated to the warrants and beneficial conversion feature of $9,674 were recorded as a debt discount and to additional-paid-in-capital.  The debt discount is amortized to interest expense over the stated term of the notes. The 2012 Notes had a carrying value of $36,000 as of November 30, 2013 ($31,979 - 2012). The Company converted all 2012 Notes into equity upon consummation of the merger with IMS as detailed in Note 10.

Warrants issued with debt were valued using the Black-Scholes priced model. The Company estimated the expected volatility based on data used by its peer group of public companies. The expected term was estimated based the expected time to expiration. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero.

The Company recorded $11,526 and $5,653, for the years ended November 30, 2013 and 2012, respectively, as amortization of debt discounts, included as a component of interest expense.

Subsequent to November 30, 2013, the Company issued a convertible note payable with a principal amount of $50,000, and will bear interest at 18% per annum, is unsecured and convertible into shares of common stock at a conversion rate of $0.24 per share.. In connection with the convertible note payable, the Company issued warrants to the note holder to acquire an aggregate of 208,333 shares of its common stock with an exercise price of $0.24 per share. The warrants expire three years from the date of issuance.

NOTE 5. STOCKHOLDERS’ DEFICIENCY

The Company has authorized an unlimited number of each of the following classes of stock:

Class A common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class B common and the Class C common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and shall have voting rights. As of November 30, 2013, 11,117,737 shares of Class A common stock were issued and outstanding (10,329,404 at November 30, 2012).

Class B common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class A common and the Class C common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and shall have voting rights. As of November 30, 2013 and 2012, no shares of Class B common stock were issued and outstanding.

Class C common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class A common and the Class B common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and do not have voting rights. As of November 30, 2013 and 2012, no shares of Class C common stock were issued and outstanding.

Class D special shares - shares shall be entitled to receive dividends if and when declared by the board of directors; shall be entitled to receive $100 for each Class D share held, plus any declared and unpaid dividends before remaining assets are distributed to Class A, B and C holders, but no further proceeds beyond the redemption amount; and shall have voting rights. As of November 30, 2013 and 2012, no shares of Class D common stock were issued and outstanding.

Class E special shares - shares shall be entitled to receive dividends if and when declared by the board of directors, including the right to receive dividends in priority or ratably with the holder of common shares; shall be entitled to receive $100 for each Class E share held, plus any declared and unpaid dividends before remaining assets are distributed to Class A, B and C holders or amount paid to Class D holders, but no further proceeds beyond the redemption amount; and do not have voting rights. As of November 30, 2013 and 2012, no shares of Class E common stock were issued and outstanding.

During the year ended November 30, 2013, the Company sold in private placements an aggregate of 334,166 shares of Class A common stock and 247,500 warrants to acquire shares of Class A common stock for $85,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

During the year ended November 30, 2013, the Company entered into agreements and issued 203,645 shares of Class A common stock as consideration for the services outlined in the agreements. Accordingly, $48,875, representing the fair value of the shares issued, was charged to operations for services provided. Additionally, the Company issued 104,167 warrants for services with a fair value of $6,146. The warrants have an exercise price of $0.24 and are set to expire at the earlier of two years from the date of issuance or two years from the date the Company's stock is publicly traded.

Also during the year ended November 30, 2013, 250,522 shares of Class A common stock were issued to satisfy $60,125 of accrued liabilities related to services performed in previous years.

During the year ended November 30, 2012, the Company sold in a private placement an aggregate of 87,333 shares of Class A common stock and warrants to acquire 87,333 shares of Class A common stock for $24,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

During the year ended November 30, 2012, the Company entered into agreements and issued 45,833 shares of common stock as consideration for the services outlined in the agreements. Accordingly, $11,000, representing the fair value of the shares issued, was charged to operations for services provided during the year ended November 30, 2012.

The following summarizes the outstanding warrants as of November 30, 2013 and 2012:

	Exercise Price	2013	2012	Expiration

Class A Common Stock Warrant	$0.12	400,000	400,000	May 20, 2015

Class A Common Stock Warrant	$0.24	104,167	-	September 14, 2015
Class A Common Stock Warrant	$0.24	20,833	20,833	December 22, 2015
Class A Common Stock Warrant	$0.24	909,001	132,667	January 7, 2016

Class A Common Stock Warrant	$1.00	5,000	5,000	September 16, 2015
Class A Common Stock Warrant	$1.00	16,000	16,000	October 18, 2015
Class A Common Stock Warrant	$1.00	4,000	4,000	December 8, 2015
		1,459,001	578,500

Subsequent to November 30, 2013, the Company issued 983,333 shares and warrants to purchase 83,335 shares, with an exercise price of $0.24 and a term of two years. The total aggregate stock-based compensation in the subsequent period amounted to $279,172.

NOTE 6. INCOME TAXES

Following is a summary of the components giving rise to the income tax provision (benefit) for the years ended November 30, 2013 and 2012:

	2013	2012
Current
Federal and provincial	$-	$-

Deferred
Federal	(26,629)	(12,294)
Provincial	(17,753)	(8,195)
Less increase in valuation allowance	44,382	20,489
Net deferred	-	-

Total income tax provision	$-	$-

Individual components of deferred taxes are as follows as of November 30, 2013 and 2012:

	2013	2012
Deferred tax assets (liabilities)
Net operating loss carryforwards	$107,356	$62,974
Less valuation allowance	(107,356)	(62,974)

Gross deferred tax assets (liabilities)	$-	$-

The Company has approximately $429,000 in net operating loss carryforwards (“NOL’s”) available to reduce future taxable income. These carryforwards begin to expire in year 2029. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset. On January 7, 2014, the Company completed a merger with Internet Media Services, Inc., a U.S. based public entity, in a transaction which resulted in the Company becoming a subsidiary.  As a result of the merger the Company will evaluate the extent to which the utilization of the NOL carryforwards might be restricted or otherwise lost.

During the years ended November 30, 2013 and 2012 the Company had no unrecognized tax benefits.  The Company’s policy is to recognize interest accrued and penalties related to unrecognized tax benefits in tax expense.

The Company is required to file income tax returns in the Canadian Federal jurisdiction and in the Province of Ontario. The Company is also required to file income tax returns in the Unites States federal and state jurisdictions. However, the Company's U.S. subsidiary was inactive through the period ended November 30, 2013. The Company has not filed its tax returns with the federal provincial and state agencies since its formation in 2009. The tax years 2009-2013 generally remain open to examination by these taxing authorities. The Company does not expect material fines and penalties arising from its non compliance.

The differences between Canadian statutory Federal and Provincial income tax rate and the effective income tax rate in the accompanying consolidated statements of operations are as follows:

	2013	2012

Statutory Federal rate	15.0%	15.0%
Provincial rate	10.0%	10.0%
Permanent difference	(12)%	(7.9)%
Change in valuation reserve	(13)%	(17.1)%
Effective tax rate	0.0%	0.0%

NOTE 7.  DUE TO INTERNET MEDIA SERVICES, INC.

During the year ended November 30, 2013, in advance of the merger described in Note 10, Internet Media Services, Inc. provided cash advances to the Company for working capital needs, as well as provided a warrant to purchase stock in IMS to the financing company provided the Company its capital lease line. The advances are non-interest bearing and do not have a defined maturity date. The amount owed to IMS as of November 30, 2013 amounted to $147,323.

NOTE 8.  DUE TO OFFICERS

Two officers of the Company, who are also the two most significant shareholders of the Company, have provided the Company with lines of credit through use of personal credit cards. Total amounts due to officers at November 30, 2013 and 2012 amounted to $49,812 and $50,274, respectively. Included in interest expense for the year ended November 30, 2013 is $10,663 ($9,004 - 2012) of interest and charges incurred by the officers on behalf of the Company through use of their credit cards, which yield interest rates ranging from 12% to 26%. Subsequent to November 30, 2013, the Company converted the amounts due to officers to two unsecured promissory notes. The first note in the amount of $47,295 is due on January 14, 2018 and has an interest rate of 20%. The second note in the amount of $10,512 is due on January 14, 2017 and has an interest rate of 17%.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company entered into two operating lease agreements, one to lease warehouse space in the greater Chicago, Illinois region and one to lease a vehicle. The warehouse lease is for a term of 54 months commencing in November 2013 and requires a monthly rent of $1,875 with annual scheduled rent increases. The vehicle lease is for a term of 48 months commencing in October 2013 and requires a monthly payment of $670. During the year ended November 30, 2013, rent expense under all operating leases was approximately $3,215. Expected minimum annual rental commitments under operating leases for years subsequent to 2013 are as follows:

2014	$31,007
2015	29,095
2016	29,516
2017	28,602
2018	22,325
2019	8,280
$148,825

NOTE 10.  SUBSEQUENT EVENTS

Merger - On January 7, 2014, the Company completed a merger with Internet Media Services, Inc., a U.S. based public entity through exchange of shares and equity instruments. The transaction resulted in the Company becoming a subsidiary of Internet Media Services, Inc.

Capital Leasing - In March 2014, the Company financed the purchase of 15 more vending machines by drawing on its $1 million capital lease equipment financing line in the amount of $98,625.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees	$1,185
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Miscellaneous Fees and Expenses	7,500

TOTAL	$28,685

All amounts (other than SEC registration fees) are estimates.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling stockholders.  The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that liability of directors to us for monetary damages is eliminated to the full extent provided by Delaware law. Under Delaware law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Delaware law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Certificate of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act of 1933:

In March, 2011, the Company completed the sale of 2,500,000 investment units in a private placement pursuant to a subscription agreement with one accredited investor.  Each investment unit was comprised of one (1) share of the Company’s common stock and a seven year warrant to purchase one (1) share of common stock.  In the transaction, the Company received gross cash proceeds of $250,000.

In March, 2012, the Company sold in a private placement 50,000 shares of its common stock and warrants to acquire 50,000 shares of the Company stock at an exercise price of $0.15 for total proceeds of $5,000.

In 2011, the Company issued three Convertible Promissory Notes (“Note”) in the aggregate principal amount of $117,500.  In March, 2012, the lender of the Note elected to partially convert one Note in the principal amount of $8,000 into shares of the Company stock and was issued 338,983 shares of common stock by the Company pursuant to the terms of the Note.

In April 2012, the Company sold in a private placement 100,000 shares of its common stock and warrants to acquire 100,000 shares of the Company stock at an exercise price of $0.15 for total proceeds of $5,000.

In August 2012, the Company issued 277,910 shares of common stock upon conversion of convertible promissory notes pursuant to the terms of the convertible promissory notes for the notes principal amount of $25,000 and accrued interest of $2,791.

In December 2012, the Company sold in a private placement 50,000 shares of its common stock for total proceeds of $500.

During the calendar year 2013, the lender of the three Convertible Promissory Notes issued in 2011 elected to convert the principal, default penalty and interest amount of $167,600 into shares of the Company stock and was issued 147,881,704 shares of common stock by the Company pursuant to the terms of the Note.

In September 2013, our President and Chief Executive Officer, was due approximately $269,000 under an existing revolving credit agreement.  He requested, and the Company approved, the conversion of $86,590.96 of this outstanding debt to 36,260,596 shares of newly issued common stock.

In December 2013, our President and Chief Executive Officer, was due approximately $176,000 under an existing revolving credit agreement.  He requested, and the Company approved, the conversion of $80,746 of this outstanding debt to 98,000,000 shares of newly issued common stock.

In December 2013, our President and Chief Executive Officer, was due approximately $145,980 under an existing revolving credit agreement.  He requested, and the Company approved, the conversion of the full amount owed, $145,980, to 182,475,000 of newly issued common stock.

In January 2014, the Company issued 466,666,667 shares of common stock to the shareholders of U-Vend Canada, Inc. pursuant to an Exchange of Securities Agreement, valued at $326,667.  On April 30, 2014, the Company amended the Exchange of Securities Agreement and issued an additional 233,333,333 shares of common stock, valued at $163,333, to reflect the adjustment in the reverse stock split ratio.

In January 2014, the Company issued a total of 142,518,102 shares of common stock in a private transaction to three consulting firms for consulting services valued at $99,763.

In January 2014, the Company issued a total of 128,304,000 shares of common stock to an investment banking firm pursuant to an investment banking agreement for investment banking and advisory services valued at $89,813.

In January 2014, the Company issued 77,904,082 shares of common stock to our Chief Executive Officer for completion of the acquisition with U-Vend Canada, Inc., valued at $54,533.

In February 2014, the lender of the three Convertible Promissory Notes issued in 2011 elected to convert the outstanding balance of the Notes ($500) into shares of the Company stock and was issued 1,724,138 shares of common stock by the Company pursuant to the terms of the Note.

In March, 2014, a total of 43,000,000 of our outstanding warrants were exercised.  The Company received a total of $13,600 and issued 43,000,000 shares of common stock.

In April 2014, the Company issued 19,176,000 shares of common stock for settlement of an account payable valued at $11,506.

All of the foregoing securities were issued without registration under the Securities Act of 1933 by reason of the exemption from registration afforded by Section 4(2) promulgated thereunder. With respect to each issuance, the shares delivered to the Company appropriate investment representations, including an affirmation of “accredited investor” status. Each party being issued shares had an opportunity to ask questions of the Company and acknowledge that such party understood the risks of an investment in the Company.

ITEM 16.	EXHIBITS

The Exhibits listed below designated by an * are incorporated by reference to the filings by Internet Media Services, Inc. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as indicated. All other exhibits are filed herewith.

3.1
Certificate of Incorporation dated March 26, 2007, as amended by Certificate of Amendment dated October 4, 2010 (incorporated by reference to the Company’s Form 8-K (file number 333-165972) filed on October 7, 2010).
*

3.2	By-laws, as amended (incorporated by reference to exhibit 3.2 to the Company’s Registration Statement on Form S-1 (file number 333-165972) filed on April 9, 2010).	*

5.1	Opinion on legality (to be filed by amendment)	**

10.1
Premise lease agreement dated January 13, 2010 with SC Sunrise LLC for 1434 6th. Street, Unit 9, Santa Monica, CA (incorporated by reference from Company’s Registration Statement on Form S-1 (file number 333-165972) dated April 9, 2010).
*

10.2	Agreements dated October 8, 2009 with Document Security Systems (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated June 30, 2010).	*

10.3
Credit Facility Agreement, dated April 8, 2010, between the Company and Raymond Meyers (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated June 30, 2010).
*

10.4
Security Agreement, dated April 8, 2010, between the Company and Raymond Meyers (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated June 30, 2010).
*

10.5
Secured Promissory Note, dated April 8, 2010, between the Company and Raymond Meyers (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated June 30, 2010).
*

10.6
Secured Promissory Note 2, dated June 30, 2010, between the Company and Raymond Meyers (incorporated by reference from Company’s Registration Statement on Form S-1/A (file number 333-165972) dated July 26, 2010).
*

10.7	Form of Warrant to Purchase Common Stock of Internet Media Services, Inc. dated March 17, 2011 (file number 333-165972).	*

10.8	Securities Purchase Agreement by and between Internet Media Services, Inc. and Asher Enterprises, Inc. dated August 26, 2011 (file number 333-165972, filed September 8, 2011).	*

10.9	Securities Purchase Agreement by and between Internet Media Services, Inc. and Asher Enterprises, Inc. dated October 3, 2011 (file number 333-165972, filed October 17, 2011).	*

10.10	Securities Purchase Agreement by and between Internet Media Services, Inc. and Asher Enterprises, Inc dated December 1, 2011 (file number 333-165972, filed December 16, 2011).	*

10.11	Asset Purchase Agreement by and between Internet Media Services, Inc. and Enthusiast Media holdings, Inc. dated March 7, 2012 (file number 333-165972, filed March 13, 2012).	*

10.12	Form of Internet Media Services, Inc. 2011 Equity Incentive Plan dated July 26, 2011 (file number 333-165972, filed July 27, 2011).	*

10.13	Stock Purchase Agreement by and among Western Principal Partners LLC, Internet Media Services, Inc and Raymond Meyers dated March 8, 2013 (file number 333-165972, filed March 19, 2013).	*

10.14	September 17, 2013 Debt Conversion Agreement between Internet Media Services, Inc. and Raymond Meyers (file number 333-165972) filed September 23, 2013)	*

10.15	Form of Senior Convertible Note – Cobrador Multi-Strategy Partners, LP (file number 333-165972) filed November 19, 2013)	*

10.16	Securities Purchase Agreement – Cobrador Multi-Strategy Partners, LP (file number 333-165972) filed November 19, 2013)	*

10.17	Form of Equipment Lease – Automated Retail Leasing Partners (file number 333-165972) filed January 13, 2014.	*

10.18	Form of Warrant Agreement – Cobrador Multi-Strategy partners, LP (file number 333-165972) filed January 13, 2014.	*

10.19	Employment Agreement between Internet Media Services, Inc and Raymond Meyers (file number 333-165972) filed January 13, 2014).	*

10.20	November 30, 2012 Audited Financial Statements of U-Vend Canada, Inc. (file number 333-165972) dated January 13, 2014).	*

10.21	August 31, 2013 Unaudited Interim Financial Statements of U-Vend Canada, Inc. (file number 333-165972) dated January 13, 2014).	*

10.22	November 30, 2013 Audited Financial Statements of U-Vend Canada, Inc (file number 333-165972) filed March 21, 2014).	*

10.23	Summary of Unaudited Pro Forma Combined Financial Statements (file number 333-165972) filed March 21, 2014).	*

10.24
Agreement Concerning Exchange of Securities by and among Internet Media Services, Inc. and U-Vend Canada Inc. and the Security Holders of U-Vend Canada, Inc. (file number 333-165972) filed April 15, 2014.
*

10.25	Employment Agreement between Internet Media Services, Inc and Paul Neelin. (file number 333-165972) filed April 15, 2014.	*

10.26	National Securities Financial Advisor Agreement between U-Vend, Inc. and National Securities Corp. (file number 333-165972) filed April 15, 2014.	*

10.27	Form of Warrant Agreements between National Securities Corp. and Internet Media Services, Inc. (file number 333-165972) filed April 15, 2014	*

10.28	Form of Warrant Agreement between Automated Retail Leasing Partners and Internet Media Services, Inc. (file number 333-165972) filed April 15, 2014	*

10.29
Amendment number 1 to the Agreement Concerning Exchange of Securities by and among Internet Media Services, Inc. and U-Vend Canada Inc. and the Security Holders of U-Vend Canada, Inc. (file number 333-165972, filed April 15, 2014)
**

23.1	Consent of independent registered public accounting firm	**

23.2	Consent of Gary A. Agron (to be filed by amendment)	**

*	Previously filed

**	Filed herewith

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in theopinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)(a) For the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(b) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Santa Monica, California, on May 12, 2014.

INTERNET MEDIA SERVICES, INC.

By:	/s/ Raymond Meyers
Raymond Meyers, Chief Executive Officer and Acting Chief
Financial Officer (Principal Executive, Financial and
Accounting Officer)

IN ACCORDANCE with the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person on their own behalf in the capacities and on the dates stated.

Signatures		Title(s)	Date

By:	/s/ Raymond Meyers	Chief Executive Officer and Acting Chief Financial Officer	May 12, 2014
	Raymond Meyers	(Principal Executive, Financial and Accounting Officer)

By:	/s/ Paul Neelin	Chief Operating Officer, Secretary, and Director	May12, 2014
Paul Neelin

By:	/s/ Philip Jones	Director	May 12, 2014
Philip Jones

By:	/s/ Alexander Orlando	Director	May12, 2014
Alexander Orlando

By:	/s/ Patrick White	Director	May 12, 2014
Patrick White